UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Smith & Wesson Brands, Inc.

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SMITH & WESSON BRANDS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 13, 2020

The Annual Meeting of Stockholders of Smith & Wesson Brands, Inc., a Nevada corporation, will be held at 12:00 p.m., Eastern Time, on Tuesday, October 13, 2020. The Annual Meeting of Stockholders will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting of Stockholders, vote, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/SWBI2020 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting of Stockholders will be held for the following purposes:

1.                 To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.

2.                 To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2020 (“say-on-pay”).

3.                 To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2021.

4.                 To vote upon a stockholder proposal, if properly presented at the meeting.

5.                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on August 21, 2020 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote electronically during the meeting. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote electronically during the meeting even if you have previously given your proxy.

Sincerely,

Robert J. Cicero

Secretary

Springfield, Massachusetts

August 28, 2020

SMITH & WESSON BRANDS, INC.

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of Smith & Wesson Brands, Inc., a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 12:00 p.m., Eastern Time, on Tuesday, October 13, 2020, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The Annual Meeting of Stockholders will be a virtual meeting. You will be able to attend the Annual Meeting of Stockholders during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/SWBI2020 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2020 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2020 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about August 28, 2020 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 13, 2020. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2020 Annual Report for the fiscal year ended April 30, 2020, are available at www.proxyvote.com.

How Does the Board of Directors Recommend That You Vote

The Board of Directors recommends that you vote as follows:

•	FOR the election of each of the nominee directors (Proposal One);

•	FOR the advisory vote on the compensation of our named executive officers for fiscal 2020 (Proposal Two);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2021 (Proposal Three); and

•	AGAINST approval of the stockholder proposal (Proposal Four).

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VOTING AND OTHER MATTERS

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on August 21, 2020, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 55,900,419 shares of our common stock. Each stockholder voting at the meeting, either electronically during the meeting or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, on August 21, 2020, your shares were registered directly in your name with our transfer agent, Issuer Direct Corporation, then you are a stockholder of record. As a stockholder of record, you may vote electronically during the meeting. Alternatively, you may vote by proxy over the Internet as instructed above or, if you receive paper copies of the proxy materials by mail, by using the accompanying proxy card or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, by filling out and returning the enclosed proxy card, or by telephone as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote electronically during the meeting.

If, on August 21, 2020, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares electronically during the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

How to Attend the Meeting; Asking Questions

You are entitled to attend the meeting only if you were a stockholder of record at the close of business on August 21, 2020, which we have set as the record date, or you hold a valid proxy for the meeting. You may attend the meeting by visiting www.virtualshareholdermeeting.com/SWBI2020 and using your 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials to enter the meeting. If, on August 21, 2020, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name,” and you will be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual annual meeting.

Stockholders who wish to submit a question for the meeting may do so live during the meeting at www.virtualshareholdermeeting.com/SWBI2020.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast electronically during the meeting or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

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VOTING AND OTHER MATTERS

Required Vote

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast will be required for the election of each director nominee, to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2021, and to approve the stockholder proposal. The advisory vote on the compensation of our named executive officers for fiscal 2020 (“say-on-pay”) is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2021. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal, or the stockholder proposal if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, the say-on-pay proposal, and the stockholder proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of shares voted “for” a nominee for election to our Board of Directors or any other proposal exceeds the number of shares voted “against” such nominee or other proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, abstentions and broker non-votes will have no effect on the election of directors, the say-on-pay proposal, the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2021, or the stockholder proposal, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

In accordance with our director resignation policy, an incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. Our Board of Directors, upon recommendation of the Nominations and Corporate Governance Committee, will make a determination as to whether to accept or reject the offered resignation within 90 days after the stockholder vote. A director whose offered resignation is under consideration will abstain from any decision or recommendation regarding the

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offered resignation, but will otherwise continue to serve as a director until our Board of Directors makes its determination regarding the offered resignation. We will publicly disclose our Board of Directors’ decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission, or the SEC.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. Except as provided above under “Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the seven director nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2020, (3) “for” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2021, and (4) “against” the stockholder proposal. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting electronically during the meeting (as provided under “Stockholders Entitled to Vote; Record Date; How to Vote”). Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

We have retained Morrow Sodali, a proxy solicitation firm, to perform various solicitation services in connection with the Annual Meeting of Stockholders. We will pay Morrow Sodali a fee of $10,000, plus phone and other related expenses, in connection with its solicitation services. Morrow Sodali has engaged approximately 15 of its employees to assist us in connection with the solicitation of proxies.

Annual Report and Other Matters

Our 2020 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2020 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

4	2020 Proxy Statement

COMPANY’S UPDATES

Executive Officer and Director Changes

Effective January 15, 2020, our Board of Directors appointed Mark P. Smith, former President of the Manufacturing Services division of our company, and Brian D. Murphy, former President of the Outdoor Products & Accessories division of our company, as Co-Presidents and Co-Chief Executive Officers of our company, to replace P. James Debney, who separated as President and Chief Executive Officer and as a director of our company, effective January 14, 2020. In connection with the previously announced spin-off of our outdoor products and accessories business, or the Separation, to American Outdoor Brands, Inc., or AOUT, our Board of Directors appointed Mr. Smith as a director of our company and appointed Deana L. McPherson, former Vice President, Chief Accounting Officer, Corporate Controller, and Assistant Treasurer of our company, as Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary of our company. Effective August 24, 2020, in connection with the Separation, Mr. Murphy resigned as Co-President and Co-Chief Executive Officer of our company to serve as the President and Chief Executive Officer of AOUT as a new independent, publicly traded company with Mr. Murphy continuing as the sole President and Chief Executive Officer of our company; and Gregory J. Gluchowski, Jr. and I. Marie Wadecki resigned from our Board of Directors to become directors of AOUT. In connection with the Separation, Mr. Buchanan, who served as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer of our company, formalized his previously announced retirement from our company as of the close of business on August 23, 2020. Effective August 1, 2020, Lane A. Tobiassen, former President of the Firearm division of our company, separated from our company.

Spin-Off of Subsidiary

On August 24, 2020, we completed the Separation and AOUT became an independent, publicly traded company holding, directly or indirectly through its subsidiaries, the assets and legal entities, subject to any related liabilities, associated with the former outdoor products and accessories business of our company. The Separation was completed by way of a pro rata distribution, or the Distribution, of all the outstanding shares of AOUT common stock to the stockholders of record of our company as of the close of business on August 10, 2020, the record date for the Distribution, or the Record Date. Each stockholder of our company received one share of AOUT common stock, $0.001 par value, for every four shares of common stock of our company, $0.001 par value, held by such stockholder as of the close of business on the Record Date. The distribution of these shares was made in book-entry form, which means that no physical share certificates were delivered. No fractional shares of AOUT common stock were delivered. The distribution agent for the Distribution, instead, aggregated fractional shares into whole shares, sold the whole shares in the open market at prevailing prices, and distributed the net cash proceeds from the sales pro rata to each stockholder that otherwise would have been entitled to receive a fractional share in connection with the Distribution.

Name Change

On May 29, 2020, we changed the name of our company from “American Outdoor Brands Corporation” to “Smith & Wesson Brands, Inc.” by entering into a plan of merger with our former wholly owned subsidiary, known as “Smith & Wesson Brands, Inc.,” or Merger Sub, pursuant to which we agreed that Merger Sub would merge with and into our company, or the Merger. Following the consummation of the Merger, the separate existence of Merger Sub ceased, and we continued as the surviving corporation with our name changed to “Smith & Wesson Brands, Inc.”

Adjustments to Outstanding Stock-Based Awards

In connection with the Separation, our outstanding stock-based awards, including restricted stock units, or RSUs, and performance-based restricted stock units, or PSUs, were adjusted in a

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COMPANY’S UPDATES

manner intended to maintain the intrinsic value of the RSUs and PSUs immediately prior to the Separation. The RSUs and PSUs held by our directors and executives generally were converted into RSUs or PSUs of our company and AOUT, such that each such holder would (i) continue to hold the existing RSU or PSU in our company covering the same number of shares of our common stock that were subject to the RSU or PSU prior to the Separation and (ii) receive an identical RSU or PSU covering one share of AOUT common stock for each four shares of our common stock covered by the RSU or PSU in our company, resulting in the RSUs or PSUs for our company, and AOUT, having a combined intrinsic value immediately after the Separation as before the Separation, taking into account any necessary adjustments to the exercise price (if any) to maintain such intrinsic value. The number of shares covered by, and the exercise price of the common stock underlying the RSUs in our company held by other employees, were adjusted so that the RSUs had the same intrinsic value immediately following the Separation as before the Separation. To the extent the existing award of our company is subject to vesting based upon continued service with our company, the new awards will also remain subject to the same vesting conditions based upon continued employment with the holder’s post-Separation employer. In addition, to the extent the existing award of our company is subject to the achievement of certain company performance-based target goals, appropriate adjustments will be made to such target goals and incorporated into the new awards to reflect the changes to the businesses of each of our company and AOUT as a result of the Separation.

6	2020 Proxy Statement

PROPOSAL ONE  – ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors is currently fixed at seven. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of seven directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees listed below.

The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Robert L. Scott	74	Chairman of the Board (2)(3)
Michael F. Golden	66	Vice Chairman of the Board
Anita D. Britt	57	Director (1)(3)
John B. Furman	76	Director (1)(2)(3)
Barry M. Monheit	73	Director (1)(2)
Mitchell A. Saltz	67	Director
Mark P. Smith	44	President, Chief Executive Officer, and Director

(1)	Member of the Compensation Committee.
(2)	Member of the Nominations and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Robert L. Scott has served as a director of our company since December 1999 and was appointed as Chairman of the Board on August 23, 2020. Mr. Scott is the Chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 2003; and President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company. Prior to joining Smith & Wesson Corp., Mr. Scott was employed for eight years in senior positions with Berkley & Company and Tasco Sales Inc., two leading companies in the outdoor industry. Mr. Scott previously served as a director and a member of the Compensation Committee of OPT Holdings, a private company marketing hunting accessories. We believe Mr. Scott’s prior extensive service with our company and his very extensive industry knowledge and expertise provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael F. Golden has served as a director of our company since December 2004 and was appointed Vice Chairman of the Board on August 23, 2020. Mr. Golden served as the President and

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Chief Executive Officer of our company from December 2004 until his retirement in September 2011. Mr. Golden served as Interim Chief Executive Officer of Quest Resource Holding Corporation, a publicly traded environmental solutions company that serves as a single source provider of recycling and environment-related programs, services, and information, from October 2015 to February 2016. Mr. Golden has served on its board of directors since October 2012 and serves as Chairman of the Compensation Committee and a member of the Strategic Planning Committee. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. Since February 2013, Mr. Golden has served as a member of the board of directors of Trex Company, Inc., a New York Stock Exchange-listed manufacturer of high-performance wood-alternative decking and railing, and serves as a member of the Nominating/Corporate Governance Committee and Chairman of the Compensation Committee. We believe Mr. Golden’s service as the former President and Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Anita D. Britt has served as a director of our company since February 2018. Ms. Britt served as Chief Financial Officer for Perry Ellis International, Inc., a publicly traded apparel company, from March 2009 until her retirement in March 2017. From August 2006 to February 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., a privately held apparel company. From 1993 to 2006, Ms. Britt served in various positions, including that of Executive Vice President, Finance, for Jones Apparel Group, Inc., an apparel company. Ms. Britt has served as a member of the Board of Directors since 2018 and is a member of the Audit Committee and the Corporate Governance Committee of Delta Apparel, Inc., a New York Stock Exchange-listed designer, manufacturer, and marketer of lifestyle basics and branded active wear apparel, headwear, and related accessory products. Ms. Britt previously served on the Board of Trustees and Finance Committee of St. Thomas University from April 2013 to January 2018 and as its Chief Financial Officer from January 2018 to March 2018. Ms. Britt is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Ms Britt is also a Board Leadership Fellow, as designated by the National Association of Corporate Directors. We believe Ms. Britt’s extensive financial leadership at a number of public and private companies and her extensive experience with consumer-oriented companies provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

John B. Furman has served as a director of our company since April 2004. Since leaving the practice of law in August 1998, Mr. Furman has served as a consultant to or an executive of a number of companies, including serving as the chief executive officer of two public companies, with his focus being on restructurings, business transactions, capital formation, and product commercialization. From February 2009 until December 2009, Mr. Furman was the President and Chief Executive Officer of Infinity Resources LLC (now Quest Resource Holding Corporation), a privately held environmental solutions company that served as a single-source provider of recycling programs. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly traded provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman

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PROPOSAL ONE – ELECTION OF DIRECTORS

was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange- listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman previously served as a director and Chairman of the Compensation Committee of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer. We believe Mr. Furman’s experience as a chief executive officer and a consultant to multiple companies, his experience as a lawyer in private practice and for corporations, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Barry M. Monheit has served as a director of our company since February 2004, including as Chairman of the Board from October 2004 until the Separation when he became Chairman of the Board of AOUT. Mr. Monheit has served as Chairman of the Board of American Outdoor Brands, Inc., a publicly traded outdoor products and accessories company and our former subsidiary, since its spin-off from our company in August 2020. Mr. Monheit has been, since July 1, 2020, a Senior Managing Director of Simon Consulting, L.L.C., a consulting company providing services in forensic accounting, fraud investigations, receivership and restructuring, and lost profit examinations. Mr. Monheit has been, since December 2015, Vice Chairman of the Board of That’s Eatertainment Corp. (formerly Modern Round Entertainment Corporation), a company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Monheit served as the President and Chief Executive Officer of Quest Resource Holding Corporation, a publicly traded environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, from June 2011 until July 2013 and served as a director of that company or its predecessors from June 2011 until July 2019. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major and emerging companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz has been, since December 2015, Chairman of the Board of That’s Eatertainment Corp. (formerly Modern Round Entertainment Corporation), a company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Saltz has served

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PROPOSAL ONE – ELECTION OF DIRECTORS

as the Chairman and Managing Partner of Southwest Capital Partners, an investment banking firm, since 2009. Since 2016, Mr. Saltz has served as a member of the board of directors, a member of the Audit Committee, Chairman of the Compensation Committee, and a member of the Nominating and Corporate Governance Committee of VirTra, Inc., a developer and seller of judgmental use-of-force training simulators and firearms training simulators for law enforcement, military, and commercial uses. Mr. Saltz served as the Chairman of Quest Resource Holding Corporation, a publicly traded environmental solutions company that serves as a single service provider of recycling and environment-related programs, services, and information, or its predecessors from 2005 until April 2019. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 2003. Mr. Saltz founded Saf-T-Hammer in 1997, which developed and marketed firearm safety and security products designed to prevent the unauthorized access to firearms, which acquired Smith & Wesson Corp. from Tomkins, PLC in May 2001 and changed its name to Smith & Wesson Holding Corporation. We believe Mr. Saltz’s history as a founder of our company, his service as a former officer of our company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Mark P. Smith has served as President and Chief Executive Officer and as a director of our company since August 2020. Mr. Smith served as Co-President and Co-Chief Executive Officer of our company from January 2020 until August 2020. Mr. Smith served as President, Manufacturing Services of our company and as President of Manufacturing Services for Smith & Wesson Sales Company (formerly known as American Outdoor Brands Sales Company and Smith & Wesson Corp.), a subsidiary of our company, from March 2016 until January 2020. Mr. Smith served as Vice President of Manufacturing and Supply Chain Management from May 2011 until March 2016 and served as Vice President of Supply Chain Management from May 2010 until May 2011. He was Director Supply Chain Solutions for Alvarez & Marsal Business Consulting, LLC from April 2007 until April 2010. Mr. Smith held various positions for Ecolab, Inc., a developer and marketer of programs, products, and services for the hospitality, foodservice, healthcare, industrial, and energy markets, from March 2001 until April 2007, including Program Manager, Acquisition Integration Manager, Senior Manufacturing Planner, Plant Engineer, and Senior Production / Quality Supervisor. Mr. Smith was a Production Supervisor for Bell Aromatics, a manufacturer of flavors and fragrances, from August 1999 until March 2001.

There are no family relationships among any of our directors and executive officers.

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CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Anita D. Britt, John B. Furman, Michael F. Golden, Barry M. Monheit, Mitchell A. Saltz, and Robert L. Scott are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Mark P. Smith is an employee director. P. James Debney, Gregory J. Gluchowski, Jr., and I. Marie Wadecki also served on our Board of Directors during fiscal 2020. Mr. Gluchowski and Ms. Wadecki resigned from our Board of Directors in August 2020 in connection with the Separation to join the Board of Directors of AOUT as provided for in the Separation, and Mr. Debney separated as President and Chief Executive Officer and a director of our company in January 2020. Mr. Gluchowski and Ms. Wadecki were independent directors, as “independence” is defined by the listing standards of Nasdaq and by the SEC, because they had no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Mr. Debney was an employee director.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.smith-wesson.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices set forth in this proxy statement.

Policy on Corporate Political Contributions and Expenditures

In 2014, our Board of Directors adopted a Policy on Corporate Political Contributions and Expenditures which is posted on our website at www.smith-wesson.com. In accordance with this policy, for each fiscal year beginning in 2015, we have posted on our website during the applicable fiscal year an annual report disclosing all political contributions or expenditures in the United States that are not deductible as “ordinary and necessary” business expenses under Section 162(e) of the Internal Revenue Code in excess of $50,000. Non-deductible amounts generally include contributions to or expenditures in support of or opposition to political candidates, political parties, or political committees.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee,

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CORPORATE GOVERNANCE

each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC.

The Audit Committee

The purpose of the Audit Committee includes overseeing the financial and reporting processes of our company and the audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates, also referred to as related-person transactions.

The Audit Committee currently consists of Messrs. Furman and Scott and Ms. Britt. Our Board of Directors has determined that each of Messrs. Furman and Scott and Ms. Britt, whose backgrounds are described above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Ms. Britt chairs the Audit Committee. During fiscal 2020, Ms. Wadecki also served on the Audit Committee before joining the Board of Directors of AOUT.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently makes all decisions with respect to executive compensation. The Compensation Committee currently consists of Messrs. Furman and Monheit and Ms. Britt with Mr. Monheit serving as the Chair. During fiscal 2020, Mr. Gluchowski and Ms. Wadecki also served on the Compensation Committee before joining the Board of Directors of AOUT, and Mr. Furman served as chair of the Compensation Committee, until the Separation.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Monheit, Scott, and Furman. Mr. Furman chairs the Nominations and Corporate Governance Committee. During fiscal 2020, Mr. Gluchowski and Ms. Wadecki also served on the Nominations and Corporate Governance Committee, with Ms. Wadecki serving as the chair, before joining the Board of Directors of AOUT.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information

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required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and product introductions. In addition, our Board of Directors regularly receives reports from our Manager of Internal Controls and Assurance, our General Counsel, and our Chief Compliance Officer.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interest of members of the Board of Directors and executive officers, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various

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CORPORATE GOVERNANCE

qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held senior-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors and executive officers. Our non-employee directors and executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

• Non-Employee Directors	Three times cash retainer or 21,000 shares or share equivalents

• Chief Executive Officer	Three times base salary or 161,000 shares or share equivalents

• Chief Financial Officer	Two times base salary or 34,000 shares or share equivalents

• Other Executive Officers	Two times base salary or 26,000 shares or share equivalents

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Each individual has five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or an executive officer to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our executive officers and members of our Board of Directors with our stockholders.

Stock ownership generally includes the shares directly owned by the individual (including any shares over which the individual has sole ownership, voting, or investment power); the number of shares owned by the individual’s minor children and spouse and by other related individuals and entities over whose shares the individual has custody, voting control, or power of disposition; shares underlying RSUs that have vested and are deliverable or will be vested and deliverable within 60 days; shares underlying PSUs that have vested but are not deliverable within 60 days if the performance requirements have been satisfied; shares underlying stock options that have vested or will vest within 60 days; and shares held in trust for the benefit of the individual or the individual’s immediate family members.

If an individual achieves the required ownership level on the first day of any fiscal year, the value of the individual’s stock ownership on that date will be converted into a number of shares to be maintained in the future by dividing the value of such stock ownership by the price of our common stock on the prior day, which is the last day of the preceding fiscal year.

The failure to satisfy the required ownership level may result in the ineligibility of the individual to receive stock-based compensation in the case of an executive officer or director or the inability to be a nominee for election to the Board of Directors in the case of a director.

Clawback Policy

We maintain a compensation recovery, or clawback, policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee of our Board of Directors. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we will review this policy and make any amendments necessary to comply with the new rules.

Corporate Stewardship Policy

We maintain a Corporate Stewardship Policy. In accordance with this policy, to meet our objective of being a good corporate steward, we take into account our responsibilities with respect to (i) employee, safety, and governance risks, including the risks caused by the unlawful or improper use of firearms, and (ii) preserving the right to bear arms enshrined in the U.S. Constitution.

Whistleblower Policy

We maintain a Whistleblower Policy covering the policies and procedures for (i) the receipt, retention, and treatment of complaints that we receive regarding accounting, internal controls, or auditing matters; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

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CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended April 30, 2020, Messrs. Furman, Gluchowski, and Monheit and Ms. Wadecki served on the Compensation Committee. None of these individuals had any material contractual or other relationships with us during such fiscal year except as directors. During our fiscal year ended April 30, 2020, none of our executive officers served on the compensation committee or board of directors of any entity whose executive officers serve as a member of our Board of Directors or Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of 21 meetings during the fiscal year ended April 30, 2020. During the fiscal year ended April 30, 2020, the Audit Committee held five meetings; the Compensation Committee held 11 meetings; and the Nominations and Corporate Governance Committee held seven meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our then current directors attended our 2019 Annual Meeting of Stockholders.

Majority Voting for Directors

We have a director resignation policy that provides that any incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. For more detailed information regarding this policy see “Voting and Other Matters — Broker Non-Votes and Abstentions.”

Proxy Access

In April 2019, we amended our Amended and Restated Bylaws to implement “proxy access,” a means for our stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. A stockholder, or group of not more than 20 stockholders, that meet specific eligibility requirements are generally permitted to nominate the greater of (i) two director nominees or (ii) 20% of the total number of directors in office at the deadline for proxy access nominations. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of our outstanding common stock continuously for at least three years. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural, and disclosure requirements as set forth in our Amended and Restated Bylaws.

Investor Engagement

Our relationship with our stockholders is an important part of our corporate governance commitment. We meet with a broad base of investors throughout the year to discuss strategy and other important matters, including executive compensation. We consider investor feedback on emerging issues, which allows us to better understand our stockholders’ priorities and perspectives. This year-round engagement process provides us with useful input concerning our corporate strategy and enables us to consider developments proactively and to act responsibly. During the solicitation for

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the 2019 Annual Meeting of Stockholders, we reached out to stockholders holding approximately 63% of our outstanding shares and had discussions with stockholders holding approximately 34% of our outstanding shares. During our offseason outreach, we reached out on two separate occasions to stockholders holding approximately 21% of our outstanding shares and met with stockholders representing approximately 19% of our outstanding shares regarding the stockholder proposal rejected by stockholders at our 2019 Annual Meeting of Stockholders, and other important matters.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Smith & Wesson Brands, Inc., c/o any specified individual director or directors, at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

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COMPENSATION  DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis describes our executive compensation program, outlines the core principles behind that program, and reviews the actions taken by our Compensation Committee concerning the fiscal 2020 compensation of the executive officers named in the Fiscal 2020 Summary Compensation Table below, or the named executive officers. These named executive officers are as follows:

Mark P. Smith	Co-President and Co-Chief Executive Officer from January 15, 2020 through April 30, 2020; Senior Vice President, Manufacturing Services division from May 1, 2019 until January 14, 2020
Brian D. Murphy	Co-President and Co-Chief Executive Officer from January 15, 2020 through April 30, 2020; President, Outdoor Products & Accessories division from May 1, 2019 until January 14, 2020
P. James Debney	President and Chief Executive Officer from May 1, 2019 until his separation on January 14, 2020
Jeffrey D. Buchanan	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer
Robert J. Cicero	Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary
Lane Tobiassen	President, Firearm division

Effective January 14, 2020, Mr. Debney separated from the company and its subsidiaries as President and Chief Executive Officer and as a director. Effective January 15, 2020, Messrs. Smith and Murphy were appointed Co-Presidents and Co-Chief Executive Officers.

Executive Summary

2019 Say-on-Pay Vote

The holders of approximately 63% of our stock voted at our last annual meeting of stockholders against our say-on-pay proposal for the compensation of our named executive officers.

Stockholder Outreach

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We contacted stockholders holding approximately 63% of our outstanding shares and had discussions with stockholders holding approximately 34% of our outstanding shares during the solicitation for our 2019 Annual Meeting of Stockholders.

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In addition, we reached out on two separate occasions to stockholders holding approximately 21% of our outstanding shares and met with stockholders holding approximately 19% of our outstanding shares regarding the stockholder proposal rejected by stockholders at our 2019 Annual Meeting of Stockholders and other important matters.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Stockholder outreach raised questions about setting performance targets for our bonus plan lower than the performance targets or performance for the prior year, the level of maximum payout at 300% of target, and whether the maximum payouts of 300% would be limited to exceptional company performance.

Response to Stockholder Feedback

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In considering our stockholder feedback, our Compensation Committee noted that our company is in a very cyclical business in which there can be periods of several years when revenue and profitability may be significantly decreasing. Despite the medium-term decrease, management often successfully executes on our business strategy by managing the business well during the decline in demand while also preserving our ability to ramp up production when the demand cycle picks up again. Therefore, judging bonus payouts mechanically in comparison to prior year results does not always reflect on management’s success in running the business through our sales cycles.

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The Compensation Committee also considered the appropriateness of a 300% maximum bonus payout. The Compensation Committee noted that the original purpose of the 300% maximum bonus potential was to address years in which there was an unforecasted surge in revenue in order to provide management an incentive to take advantage of the market demand. After reflecting on the Compensation Committee’s experience in designing the bonus plan over the past few years, the Compensation Committee determined to reduce the maximum bonus potential from 300% to 200% to align with market norms. While this reduces the maximum potential bonus in years of a demand surge, such a surge usually is also reflected in stock prices and would therefore reward executives through an increase in the value of their equity awards and the performance of their relative total shareholder return performance awards.

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Prior to the results of the 2019 say-on-pay vote and therefore the Compensation Committee’s consideration of stockholder feedback on the fiscal 2019 say-on-pay vote, the Compensation Committee had to determine the design and performance goals for the fiscal 2020 bonus plan. This is due a timing issue faced by most companies. The annual stockholder meeting at which the 2019 say-on-pay occurred was mid-way through our 2020 fiscal year, which was after the date we needed to set the annual fiscal 2020 bonus plan goals. Despite the timing, based on its understanding of our forecasted financial performance for fiscal 2020, the Compensation Committee set the target payout in the fiscal 2020 plan to be above that for fiscal 2019. This change was in total alignment with the feedback we later received from our stockholders and our stockholders’ advisory firms. In addition, the Compensation Committee substantially increased the financial performance metric for revenue that was necessary to receive an above target payout, including doubling the percent increase over target for a maximum payout.

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In determining the design of our fiscal 2021 incentive plan, which was decided after the negative say-on-pay vote, in addition to again setting the target performance metrics above the prior year’s performance, the Compensation Committee also reduced the maximum payout for our fiscal 2021 bonus plan from 300% of target to 200% of target.

•	We believe we have satisfactorily responded to stockholder feedback as was our goal.

Fiscal 2020 Financial Results

•	Consolidated net sales increased 6.3% over the prior fiscal year.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Adjusted EBITDAS increased 4.3% over the prior fiscal year.

•	Year-end net bank borrowings were reduced by $80.9 million from the prior fiscal year end.

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Unlike the case for many companies during the COVID-19 pandemic, our management team was able to keep our entire business operating due to the implementation and follow through on a broad range of safety and cleaning procedures, which were implemented early and aggressively to significantly reduce the risk of COVID-19 transmission and keep our employees safe.

Financial results were achieved despite the substantial management time and attention devoted to the Separation.

Compensation Highlights

•	Our former President and Chief Executive Officer did not receive a base salary increase for fiscal 2020.

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Our other named executive officers received base salary increases ranging from 3% to 10% at the beginning of the fiscal year as is our practice apart from the base salary increases for our two new Co-Presidents and Co-Chief Executive Officers upon assuming their positions in January 2020 in recognition of their increased responsibilities.

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Named executive officer cash incentive compensation as a percentage of target cash bonus opportunity ranged from 0% in the case of former President and Chief Executive Officer to more than 90% in the case of our other named executive officers.

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The PSUs granted in fiscal 2017 to our executive officers, which had a three-year performance period-ended May 1, 2020, were not earned because our stock price did not meet the threshold performance requirements.

Highlights of Fiscal 2020 Compensation Program

Despite facing an environment characterized by very challenging industry conditions, especially for the firearm industry, the Compensation Committee increased the fiscal 2020 financial performance metrics for the annual cash incentive bonus relative to the prior year. The fiscal 2020 metrics were established to provide the executive officers with objectives that were difficult, but attainable, in order to motivate and incentivize them to drive increases of net sales and Adjusted EBITDAS over the prior year’s results. While challenging conditions across the industry did, in fact, continue throughout most of fiscal 2020, the executive officers drove our company to deliver a strong performance, increasing net sales and Adjusted EBITDAS for fiscal 2020. Given these positive results, the Compensation Committee believes it is important to continue to incentivize and retain our executive officers on a pay-for-performance basis with compensation programs similar to previous years with objective financial metrics that take into account the business, social, political, and corporate environment in which our company operates consistent with our compensation philosophy of pay-for-performance and executive retention.

The following highlights aspects of our fiscal 2020 compensation program:

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Base Salary — As it has done in the past, the Compensation Committee in April 2019, with advice from its independent compensation consultant, reviewed the base salaries of our executive officers compared with competitive market data. As a result of this review, the Compensation Committee increased the base salaries of Messrs. Smith, Buchanan, and Cicero by 3.0%, Mr. Murphy by 8.0%, and Mr. Tobiassen by 10%, effective May 1,

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2019. Our former President and Chief Executive Officer, Mr. Debney, did not receive any increase in his base salary. Following Mr. Debney’s separation from our company, upon their appointment as Co-Presidents and Co-Chief Executive Officers in January 2020, the annual base salaries of Messrs. Smith and Murphy were each increased to $500,000, increases of 40.0% and 58.7%, respectively.

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Annual Cash Incentive Bonuses — Our Executive Annual Cash Incentive Program for fiscal 2020 continued, as in the past, to focus on the achievement of objective annual financial goals, specifically, net sales and Adjusted EBITDAS. Named executive officer cash incentive compensation as a percentage of target cash bonuses ranged from 0% in the case of our former Present and Chief Executive Officer to more than 90% for our other named executive officers. Our bonus plan considered the difficult and unpredictable environment for our businesses, particularly our firearm and firearm-related business, and the lack of control that our management has over external, social, political, and economic factors that impact our company, when setting the financial performance goals at the beginning of the 2020 fiscal year. In accordance with the pay-for-performance philosophy of the Compensation Committee, each of our named executive officers other than our former Chief Executive Officer was awarded a cash incentive bonus based on outstanding financial performance and the achievement of the prior established targets under our fiscal 2020 Executive Annual Cash Incentive Program. This contrasts with two of the five prior fiscal years, including fiscal 2018 when none of our executive officers received cash incentive bonuses for company-wide or division financial performance because we did not achieve our pre-established company-wide or division financial performance targets under the cash incentive programs.

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Long-Term Incentive Compensation — As in the past and recognizing potential retention issues caused by firearm and firearm-related industry factors beyond the control of management as well as the need to build out the management team of our outdoor products and accessories business, the stock-based awards granted to our executive officers in fiscal 2020 consisted of an mix of service-based restricted stock units, or RSUs, and performance-based RSUs, or PSUs. The RSUs vest one-fourth on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant. The number of shares of common stock, if any, to be delivered under the PSUs depends on the relative performance of our common stock compared with the performance of the RUT with a target payout requiring performance to be equal to or higher than the RUT over the three-year performance period. Reflecting our pay-for-performance philosophy, no shares were distributed under the PSUs granted in fiscal 2017 for the three-year performance period ended May 1, 2020 since the stock-market performance criteria were not achieved.

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Stock Retention Requirements — For stockholder alignment and to encourage long-term focus, the Compensation Committee maintained for fiscal 2020 stock holding requirements for the shares underlying outstanding stock-based awards granted to our directors and executive officers so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of the vesting date for all shares underlying each award.

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Independent Competitive Market Analysis — As in the past, the Compensation Committee’s independent compensation consultant assisted the Compensation Committee by providing a market analysis of executive compensation as well as updating the committee on current trends and developments in executive compensation.

•	Focus on Performance — We increased both the revenue and Adjusted EBITDA metrics for our company as a whole as well as for the firearm and outdoor products divisions for

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COMPENSATION DISCUSSION AND ANALYSIS

fiscal 2020 despite concerns about soft demand for firearms and firearm-related products, and we reduced the maximum payout for fiscal 2021 from 300% of target to 200%.

Our Compensation Committee believes that, in the context of the various factors facing the primary industry in which we operate, our executive compensation program continues to illustrate our company’s strong commitment to align pay with performance. In light of our operational accomplishments and taking into consideration potential management retention issues in a difficult market environment as well as the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee recommends that our stockholders vote “FOR” this year’s resolution to approve on an advisory basis the compensation of our named executive officers for fiscal 2020 as described in this Proxy Statement. Our recommendation is particularly strong given our management’s performance during fiscal 2020 despite the onset of COVID-19 pandemic that closed down the operations of many companies. Our management team was able to keep our entire business operating due to a broad range of safety procedures and cleaning protocols, which were implemented early and aggressively to significantly reduce the risk of COVID-19 transmission and keep our employees safe. The ability of our business to remain operational during that period allowed our business to address an increase in consumer demand that began during our fiscal fourth quarter. Our management’s actions were instrumental in delivering a strong conclusion to fiscal 2020 and beyond.

Corporate Governance Policies and Practices

We maintain corporate governance policies and practices designed to align executive and director compensation with stockholder interests.

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Stock Ownership Guidelines — We have stock ownership guidelines for our directors and executive officers. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

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Stock Holding Requirements — The Compensation Committee maintained for fiscal 2020 stock holding requirements for the shares underlying stock-based awards granted to our directors and executive officers so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of the vesting date for all shares underlying the grant.

•

Board Leadership Structure — We have an independent Chairman of our Board of Directors, independent committee chairs, and regular executive sessions at which only the independent directors participate.

•	Clawback Policy — We have a compensation recovery, or clawback policy, that allows us to recoup incentive compensation resulting from non-compliant financial reporting.

•

Derivatives Trading and Hedging Policy — We have a policy prohibiting our directors and officers, including our executive officers, and any family member(s) residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

•	No Tax Gross-Ups — We do not provide any tax gross-up treatment on any severance or change-in-control payments for our executive officers.

•

Double Trigger Vesting — All unvested stock-based awards granted to our executive officers have “double-trigger” vesting acceleration in the event of a change-in-control of our company. These stock-based awards will receive vesting acceleration only if the executive officer experiences a qualifying termination of employment in connection with a change-in-control.

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•

Independent Compensation Consultant — Our compensation program is developed by the Compensation Committee with assistance from the Compensation Committee’s independent compensation consultant in an effort to assure that our compensation programs are appropriately designed to attract, reward, and retain our key executive officers in a manner that is in our best interests and those of our stockholders.

•

Risk — The Compensation Committee considers the risks inherent in our compensation plans and policies and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company.

•

Say-on-Pay — We carefully monitor the compensation of our peer group companies, conduct stockholder outreach, and consider the views of proxy advisory firms and our compensation committee also gets substantial input from an experienced and highly regarded firm of compensation consultants. In addition, the Compensation Committee considers, in the context of the highly cyclical industry environment in which our company operates and is forecasted to be operating during the applicable fiscal year, the fiscal year operating budget prepared by management. The Committee then develops the Annual Executive Cash Incentive Program for the forthcoming fiscal year after the foregoing peer group review, compensation consultant advice, stockholder outreach, and review of proxy advisory firm policies. The Committee attempts to design an incentive plan, which is challenging but attainable, that incentivizes management at budget targets as well as at various levels of out-performance given industry conditions. Despite these efforts, approximately 63% of our stockholders, on an advisory basis at our 2019 Annual Meeting of Stockholders voted against the compensation of our named executive officers as described in our proxy statement regarding the say-on-pay proposal. In designing our fiscal 2020 Annual Executive Cash Incentive Program, the Compensation Committee acting prior to the end of fiscal 2019, and therefore before the negative fiscal 2019 say-on-pay vote, decided to increase the level of the Adjusted EBITDAS threshold gate below which no cash incentive bonus could be earned. In addition, for fiscal 2020, the Compensation Committee substantially increased for fiscal 2020 the level of financial performance for revenue and Adjusted EBITDAS above which a target or out-perform bonus could be earned. As stated above, the Compensation Committee made additional changes for our fiscal 2021 Annual Executive Cash Incentive Program following the negative stockholder vote that capped bonus cash payouts and set performance targets higher than for fiscal 2020.

Factors Affecting Fiscal 2020 Compensation

Historically, the firearm and firearm-related industries have been very cyclical, with previous expansions and contractions due, in large part, to unpredictable political, economic, social, legislative, and regulatory factors beyond the control of industry participants and their management teams. During fiscal 2020 managing our company was made even more challenging by the ongoing changes being made in preparation for the Separation, the unexpected separation of our former President and Chief Executive Officer, and the ongoing effects of the COVID-19 pandemic (including keeping our workforce safe while operating our business at increased demand levels). In addition to these factors, fiscal 2020 also was a challenging year for the firearm industry as overall consumer demand for firearms and firearm accessories was weak for most of the fiscal year following a decline in the prior fiscal year. Our Outdoor Products & Accessories segment was affected both by the adverse impact to the firearm industry as well as other factors in the retail market, such as a move to private labeling, the financial instability of certain distributors and retailers, and a temporary restriction on ordering and delivery of non-essential products by the largest internet retailer during the early stages of the COVID-19 stay-at-home orders. The factors that we believe have affected all participants in the firearm industry,

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COMPENSATION DISCUSSION AND ANALYSIS

as well as our company, included changes in the social and political environment, unsettling news events, potential legislative restrictions on the sale or design of firearms, actual and potential legislative and regulatory actions at the federal and state levels, economic changes, fears surrounding crime and terrorism, and most recently the COVID-19 pandemic. Our fiscal 2020 performance was also affected by other factors, including a perception by consumers that the political and regulatory environment was more favorable toward consumer firearm ownership, which reduced the overall demand for firearms and accessories that are attached to firearms (such as laser sights), unfavorable inventory valuation adjustments, a decline in manufacturing fixed-cost absorption, and increased depreciation expenses related to our investment in our newly constructed logistics facility. Political factors and other effects of the COVID-19 pandemic resulted in an increase in demand for our firearm products during the fourth quarter.

Despite this very challenging and changing internal as well as industry environment, we achieved a number of significant accomplishments in fiscal 2020 that demonstrated progress toward our long-term strategy of being the leading provider of quality products for the shooting, hunting, and rugged outdoor enthusiast. The highlights of these accomplishments include the following:

•

In accordance with our pay-for-performance philosophy, the two most important measures in determining executive cash compensation, net sales and Adjusted EBITDAS, increased 6.3% and 4.5%, respectively, over the prior fiscal year.

•

Consolidated net sales were $678.4 million, an increase of $40.1 million, or 6.3%, over the prior fiscal year, which includes a $37.5 million favorable impact resulting from the required timing of federal excise tax assessment within our Firearm segment.

•

Company net loss was $61.2 million, or ($1.11) per diluted share, compared with net income of $18.4 million, or $0.33 per diluted share for the prior fiscal year. Net income was negatively impacted in fiscal 2020 by a $98.7 million non-cash impairment of goodwill change taken in the fourth quarter. The non-cash impairment charge described above had a $1.79 negative impact on fully diluted earnings per share in fiscal 2020. Fiscal 2019 included a $10.4 million non-cash impairment that negatively impacted net income by $0.19. Excluding the impact of the non-cash goodwill impairment for both years, consolidated net income for fiscal 2020 would have been $8.6 million, or 29.9%, over the prior fiscal year.

•	Company Adjusted EBITDAS was $116.3 million compared with $111.3 million in fiscal 2019, a 4.3% increase.

•

Gross margin decreased to 34.6% from 35.4% in fiscal 2019, but gross margin would have been 36.7%, or an increase of 120 basis points over last fiscal year, excluding the change related to the timing of federal excise tax.

•	Gross sales in our Firearm segment increased by $48.3 million, or 6.3%, which included $37.5 million due to the timing of federal excise tax and $3.6 million of intersegment revenue.

•	Unit shipments for our handguns increased by 7.8% compared with fiscal 2019 while unit shipments for our long-guns decreased by 9.8% compared with fiscal 2019.

•	Net sales for our handguns increased 16% while net sales for our long-guns decreased 5.7% compared with fiscal 2019.

•	New firearm products, defined as any new SKU not shipped in the prior year, accounted for 28.2% of firearm net sales for fiscal 2020.

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•	The launch in our Firearm segment of 230 new firearm SKUs, one-third of which were significant new products and the remainder of which were exciting new line extensions.

•

Gross sales in our Outdoor Products & Accessories segment (which generated 24.2% of our total fiscal 2020 net sales) decreased $9.8 million, or 5.5%. The decrease in sales was primarily because of a decline in sales of our branded camping accessory products due to one large retailer accelerating a strategy towards its own private label brand and lower OEM sales of laser products. In addition, we experienced reduced orders as a result of recent bankruptcies and other financial instability by certain of our customers and several factors related to the COVID-19 pandemic that resulted in reduced foot traffic from “stay at home” orders and reduced customer orders from sporting goods store closures in many states. These negative impacts were partially offset by sales growth in e-commerce resulting from a shift to online orders.

•	New products in our Outdoor Products & Accessories segment accounted for 14% of the segment’s net sales for fiscal 2020.

•	The launch in our Outdoor Products & Accessories segment of more than 300 new products across numerous product categories, including shooting, cutlery, tools, survival, and electro-optics products.

•

The ramp up of operations at our new 633,000 square-foot logistics facility in Boone County, Missouri, which is designed to centralize and optimize the inventory management and distribution of our finished products.

•

The continued strengthening of our balance sheet with fiscal year-end net bank borrowings of $33.8 million, a reduction of $80.9 million from the prior fiscal year-end, and a reduction of nearly $104.0 million of net borrowings in less than three years, while still investing heavily in our business, including small acquisitions and the construction of our new logistics and customer service facility.

•	The significant progress made in the preparation for the Separation.

Company and Leadership Changes During Fiscal 2020

On November 13, 2019, we announced that we were proceeding with a plan to separate our outdoor products and accessories business, or the Separation, and create an independent, publicly traded company to conduct that business. We believe that separating our outdoor products and accessories business from our firearm business and forming a new company to conduct the outdoor products and accessories business will enable the management team of each of the firearm and outdoor products companies to focus on its specific strategies, including, among others, (1) structuring its business to take advantage of growth opportunities in its specific markets, (2) tailoring its business operation and financial model to its specific long-term strategies, and (3) aligning its external financial resources, such as stock, access to markets, credit, and insurance factors, with its particular type of business. In our view, the Separation is in the best interests of our company and our stockholders and will create two industry-leading companies with attributes that best position each company for long-term success. In preparation for the Separation, on May 29, 2020, we changed our name to Smith & Wesson Brands, Inc., and on June 1, 2020, we changed the name of the company that will operate our outdoor products and accessories business through its subsidiaries to American Outdoor Brands, Inc. or AOUT. During fiscal 2020, the management and the Board of Directors of our company has devoted significant time and attention to reorganize and restructure our company in preparation for the Separation. The Separation was completed on August 24, 2020.

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Effective January 14, 2020, P. James Debney separated as President and Chief Executive Officer and as a director of our company following the determination by our Board of Directors that he engaged in conduct inconsistent with a non-financial company policy. Effective January 15, 2020, our Board of Directors appointed Mark P. Smith and Brian D. Murphy as Co-Presidents and Co-Chief Executive Officers of our company. See “Executive Compensation — Employment Agreements and Severance Arrangements with Our Named Executive Officers — Severance Agreement with Mr. Debney” for a more detailed discussion of the severance arrangement with Mr. Debney.

On April 4, 2020, we entered into a separate employment agreement with each of Brian D. Murphy and Mark P. Smith, as Co-President and Co-Chief Executive Officer of our company, effective as of January 15, 2020. Our agreement with Mr. Murphy specifies that he would resign his positions with our company effective as of the Separation and would become the President and Chief Executive Officer of AOUT. Our agreement with Mr. Smith specifies that he would be the sole President and Chief Executive Officer of our company effective as of the Separation. See “Executive Compensation — Employment Agreements and Severance Arrangements with Our Named Executive Officers — Employment Agreements with Mr. Smith and Mr. Murphy” for a more detailed discussion of the employment arrangements of Messrs. Murphy and Smith.

As a result of these numerous changes occurring in fiscal 2020, our Compensation Committee, in making compensation decisions for Messrs. Murphy and Smith, considered their prior roles as divisional officers of our company until January 14, 2020, their roles as Co-Presidents and Co-Chief Executive Officers of our company from January 15, 2020, and their future respective roles after the Separation as the President and Chief Executive Officer of AOUT and the President and Chief Executive Officer our company in making executive compensation decisions.

In conjunction with the Separation, Mr. Buchanan retired from our company and Mr. Tobiassen left our company. See “Executive Compensation — Employment Agreements and Severance Arrangements with Our Named Executive Officers — Retirement Agreement with Mr. Buchanan” for a more detailed discussion of the retirement arrangements with Mr. Buchanan. See “Executive Compensation — Employment Agreements and Severance Arrangements with Our Named Executive Officers — Separation Agreement with Mr. Tobiassen” for a more detailed discussion of the separation arrangements with Mr. Tobiassen.

The Compensation Committee

Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The charter of the Compensation Committee authorizes the Compensation Committee to determine and approve, or to make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and other executive officers. Our Board of Directors has authorized the Compensation Committee to make all decisions with respect to such executive compensation. Among other things, the Compensation Committee is authorized to determine and approve the base salary of our Chief Executive Officer and other executive officers. Additionally, the Compensation Committee establishes annual cash and stock-based compensation programs for our Chief Executive Officer and other executive officers, providing our executives with variable compensation opportunities, a majority of which are based on the achievement of key operating measures, determined at the beginning of the fiscal year, tying pay to performance. Once the Compensation Committee determines key operating measures for the forthcoming fiscal year, the measures generally are not subject to material changes during the fiscal year. The Compensation Committee, with advice from its independent compensation consultant, also determines the compensation of our Board of Directors.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee strongly recommends that stockholders vote “FOR” this year’s resolution to approve the compensation of our named executive officers for fiscal 2020 for the reasons set forth in more detail below. These reasons include our company’s strong financial performance, especially compared with our direct competitors in a very difficult market and complicated company environment (which included disruptions and other effects of the changes in senior management, the internal company-wide changes in preparation for the Separation, and the COVID-19 pandemic), the alignment of compensation with our pay-for-performance philosophy, and the achievement of the performance targets under our 2020 Cash Incentive Plan. This recommendation is consistent with our pay-for-performance philosophy, which resulted in no cash bonuses under our Cash Incentive Plans in two of the last five fiscal years, including fiscal 2018, because of the failure in those two years to achieve the pre-established performance targets, and no issuance of stock under the Performance Share Units, or PSUs, for the performance periods in the past three years because of the failure in those years of our stock to perform as required against the Russell 2000 Index, or the RUT.

Overview

Our executive compensation program consists primarily of base salary, annual performance-based cash incentive compensation opportunities, stock-based compensation, severance and change-in-control payments and benefits, health and welfare benefits generally available to employees and other executives of our company, and limited perquisites as described herein. The Compensation Committee considers each element of compensation individually and collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation for our executive officers.

Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that, in the context of unfavorable industry factors beyond the control of management, enable us to attract, motivate, and retain highly qualified executives. In addition, our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in certain limited cases, on individual performance objectives that contribute to our long-term goal of building stockholder value. For more detailed information regarding our annual performance-based cash incentive compensation plan, see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Incentive Compensation.” Similarly, our executive compensation program is designed so that stock-based compensation focuses our executive officers’ efforts on increasing stockholder value by aligning their economic interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the market price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. For more detailed information regarding our stock-based compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Stock-Based Compensation.”

Total compensation levels for our executive officers reflect corporate positions, responsibilities, and achievement of performance objectives. As a result of our continuing “pay-for-performance” philosophy, compensation levels may vary significantly from year-to-year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers. This assumes relatively equal achievement of individual performance objectives, since the Compensation Committee sets our base salaries, cash incentive compensation, and stock-based compensation after reviewing similar compensation elements of the executives at comparable companies, which generally compensate their chief executive officers at

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COMPENSATION DISCUSSION AND ANALYSIS

higher levels because of their roles and their importance to overall company success. We believe that the overall compensation levels for our executive officers, including our named executive officers, are and continue to be in alignment with our “pay-for-performance” philosophy and have been consistent with our performance.

The Compensation Committee has developed an executive compensation program that demonstrates our ongoing commitment to good corporate governance practices and aligns our executive officers’ interests with those of our stockholders. This includes maintaining a compensation recovery, or clawback, policy and stock ownership guidelines, maintaining incentive stock and incentive bonus plans intended to align our incentive award grant practices with current market practices and to set forth the principles to which our stockholders expect us to adhere in designing and administering compensation programs, and prohibiting the repricing of options and stock appreciation rights, or SARs, without approval by our stockholders. In addition, we do not provide for any tax gross-ups in connection with severance or change-in-control payments.

Goals

The goals of our executive compensation program are as follows:

•	attract, motivate, and retain highly qualified executives, especially in the context of the present very difficult industry environment over which management has little, if any, control;

•	reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;

•	reflect our philosophy of “pay-for-performance” and enable us to attract, motivate, and retain highly qualified executives;

•	provide a rational and consistent approach to compensation, which is understood by senior leadership;

•	align compensation with the interests of our company as a whole and our stockholders; and

•	recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee determines the compensation of our Chief Executive Officer and our other executive officers. At least annually, the Compensation Committee evaluates the performance of our Chief Executive Officer and determines the Chief Executive Officer’s compensation in light of the goals and objectives of our compensation program for that fiscal year. The Compensation Committee, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. After receiving recommendations from our Chief Executive Officer, the Compensation Committee, with input from its independent compensation consultant, determines the compensation for our other executive officers.

At the request of the Compensation Committee, our Chief Executive Officer may attend a portion of some of the Compensation Committee meetings, including meetings at which our independent compensation consultant is present. This enables the Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. The Compensation Committee also requests that our Chief Executive Officer assess the performance of and our goals for our other executive officers.

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However, the Compensation Committee, with the assistance of its independent compensation consultant, rather than our Chief Executive Officer, makes the decisions regarding individual and corporate goals and targets for our other executive officers. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is determined. We had Co-Presidents and Co-Chief Executive Officers for a portion of fiscal 2020.

Compensation Surveys and Independent Compensation Consultant

In determining compensation levels, the Compensation Committee periodically reviews compensation levels of executives of companies that it deems to be generally similar to our company based on their size, industry, and competitive factors to enable our company to attract executives from other industries and to establish compensation levels that it deems appropriate to retain and motivate our executive officers. The Compensation Committee uses this peer group information as well as published executive compensation survey data from a broader group of companies with similar revenue to our company as points of reference but does not benchmark or target our compensation levels against this competitive information.

The Compensation Committee retains the services of an independent compensation consultant to review trends in executive compensation, assist with the identification of relevant peer companies, and conduct an assessment and analysis of executive market compensation. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultant, and its compensation consultant reports directly to the Compensation Committee. From time to time, the Compensation Committee may retain the services of outside legal counsel to advise it on compensation matters.

Components of Compensation

Our executive compensation program continues to emphasize our “pay-for-performance” philosophy and helps us to attract, motivate, and retain highly qualified executives. Our compensation program provides the opportunity for our executives to receive higher total compensation based on successful performance against objective metrics, financial and otherwise, and above- market stock price appreciation.

Base Salary

The Compensation Committee sets the base salaries of our executive officers at levels that it believes are required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. Base salaries for our executive officers are established based on an individual’s position, responsibilities, skills, experience, performance, and contributions. In determining base salaries, the Compensation Committee also considers individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, corporate needs, and the advice of the Compensation Committee’s independent compensation consultant. The Compensation Committee’s evaluation of the foregoing factors is subjective, and the Compensation Committee does not assign a particular weight to any one factor.

The Compensation Committee independently determines the base salary of our Chief Executive Officer. The base salaries for our other executive officers, other than the Chief Executive Officer, are determined by the Compensation Committee following consultations with the Chief Executive Officer. The Compensation Committee considers the recommendations of our Chief Executive Officer as one of the factors described above. We had Co-Chief Executive Officers for a portion of fiscal 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

Given the high-profile nature of the firearms industry, it has become increasingly difficult to attract, motivate, and retain highly qualified individuals willing to be associated with our company and the firearms industry as a whole. The Compensation Committee has become increasingly aware of the impact this factor has had not only on existing and potential future employees, but also the pressures this factor places on the families of these individuals. During fiscal 2020, the Compensation Committee also considered the challenges of building the management team for our outdoor products and accessories business.

The Compensation Committee generally sets base salary levels for our executive officers at the beginning of each fiscal year, although it can make changes to base salary levels at any time during the fiscal year. For more detailed information regarding the amounts paid as base salary to our named executive officers in fiscal 2020, see “Compensation Discussion and Analysis — Fiscal 2020 Compensation — Base Salaries.”

Annual Performance-Based Cash Incentive Compensation

As it has in the past, at the start of fiscal 2020, the Compensation Committee established a performance-based cash incentive compensation plan for our executive officers. In designing the cash incentive compensation plan for any particular year or period, the Compensation Committee establishes performance objectives, based primarily on the financial results of our company and our divisions and the achievement of other corporate goals. In some limited cases, the Compensation Committee also considers individual objectives, responsibilities, and performance in determining the amounts payable under the plan, but did not do so in fiscal 2020. The target annual compensation opportunities for our executive officers are determined by the Compensation Committee. These objective target incentive compensation opportunities are subject to change from year to year, based on the Compensation Committee’s periodic review of economic, industry, and competitive data; changes in individual responsibilities; and our overall compensation philosophy. The Compensation Committee confirms, with its independent compensation consultant and our company’s independent audit firm, the achievement and approves the payment, if any, of annual cash incentive compensation in the first quarter of the following fiscal year. For more detailed information regarding the amounts paid as annual performance-based cash incentive compensation to our named executive officers for fiscal 2020, see “Compensation Discussion and Analysis — Fiscal 2020 Compensation — Annual Performance-Based Cash Incentive Compensation.”

Stock-Based Compensation

The Compensation Committee strongly believes in tying executive rewards directly to our long-term success and focusing our executive officers’ efforts on increasing stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation also enables our executive officers to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account the performance of our company; the grant date value of awards; previous grants to an executive officer; an executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of the executive officer; the cost to our company; the executive officer’s total compensation in relation to our peer companies; and other factors that the Compensation Committee deems necessary or appropriate from time to time, including retention, overhang, and burn rate.

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COMPENSATION DISCUSSION AND ANALYSIS

Our stock-based compensation consists primarily of RSUs, and PSUs. The Compensation Committee generally sets the vesting schedule for RSUs over multiple year periods to encourage executive retention. The Compensation Committee generally establishes multi-year performance requirements for the earning of PSUs to reward long-term company performance. PSUs are earned only if the relative performance of our common stock achieves the then-applicable pre-established metric compared with the performance of the RUT. At times, we may require a holding period after vesting that provides for the delivery of the shares of our common stock underlying stock-based awards on a delayed basis. In addition, we may institute a value cap on PSUs.

As has been true in the case of base salary and cash-based incentive compensation, given the high-profile nature of the firearms industry, it has become increasingly difficult to attract, motivate, and retain highly qualified individuals willing to be associated with the industry as a whole and therefore our company. Accordingly, the Compensation Committee continues to recognize the importance of long-term incentive stock-based compensation even though the investment community generally has not recently looked favorably upon the positive financial performance of our company given the unfavorable factors attributed to the firearm industry as a whole.

Benefits and Perquisites

Our executive officers are eligible to participate in those health, welfare, and retirement plans, including our profit sharing, 401(k), employee stock purchase, and medical and disability plans generally available to employees of our company who meet applicable eligibility requirements. For more detailed information regarding the retirement benefits for which our named executive officers are eligible and contributions made to retirement plans on behalf of our named executive officers, see “Executive Compensation — Retirement Plans.”

In addition, from time to time, we provide certain of our executive officers with other benefits and perquisites that we believe are reasonable. These benefits and perquisites include severance and change-in-control benefits, car allowances, housing allowances, relocation assistance, a nonqualified supplemental deferred compensation plan, and reimbursement of insurance premiums. For more detailed information regarding these other benefits and perquisites for which our named executive officers are eligible, see “Executive Compensation.”

We do not view perquisites and other personal benefits as a significant element of our executive compensation program, but do believe they can be useful in attracting, motivating, and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances.

In the future, we may provide additional benefits and perquisites to our executive officers as an element of their overall compensation. All future practices regarding benefits and perquisites will be approved and subject to periodic review by the Compensation Committee.

Policies for the Pricing and Timing of Stock-Based Compensation

The Compensation Committee sets the value of RSUs and PSUs at the fair market value of our common stock, which is the closing price of our common stock on the Nasdaq Global Select Market on the effective date of grant. The Compensation Committee generally grants stock-based compensation to our executive officers annually within the same time frame each year. In the case of new hires, grant prices generally are determined by the closing price of our common stock on the 15th day of the month following the date on which the employee reports for service. The Compensation

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Committee authorizes our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to the Compensation Committee.

Fiscal 2020 Compensation

Compensation Consultant

The Compensation Committee engaged Compensia, Inc., or Compensia, an independent national compensation consulting firm, to assist in the design of our executive compensation program for fiscal 2020. The Compensation Committee has the sole authority to retain and dismiss its compensation consultants and approve the fees of its compensation consultant. No member of the Compensation Committee or any named executive officer has any affiliation with Compensia, and Compensia did not provide any services to our company during fiscal 2020 other than services to the Compensation Committee. In accordance with the requirements of applicable SEC rules, the Compensation Committee has reviewed the independence of Compensia and has determined that Compensia did not have any conflicts of interest under the criteria established under such rules.

As a part of its evaluation of our executive compensation program, Compensia assisted the Compensation Committee in determining an appropriate group of peer companies. The Compensation Committee uses the peer companies at the beginning of the fiscal year as one source of competitive market information for cash compensation and at the end of the fiscal year to provide competitive market information for equity compensation. Because the Compensation Committee reviews market data at different times to determine cash and equity compensation, it used three peer groups — the peer group developed in fiscal 2019 to set cash compensation for all executive officers and two peer groups, one for each post-spin company, developed in fiscal 2020 to set cash compensation for the Co-Chief Executive Officers and equity compensation for each NEO (based on their post-spin company). In selecting peer companies for the Compensation Committee’s consideration, Compensia identified companies deemed generally relevant to us with a focus on companies involved in leisure or cyclical and consumer products companies, especially those with high dollar value products, and supplementing this list with companies involved in manufacturing. Within these industries, Compensia used a “rules-based” approach to select companies based on similar financial characteristics. Specifically, Compensia selected companies with revenue from 50% to 200% of our revenue, market capitalizations from 30% to 300% of our market capitalization, and positive revenue growth at the time of the peer group review. In the case of the post-spin peer groups, the same revenue and market capitalization criteria were applied to the projected revenue and market capitalization of each post-spin company.

The selected peer group for our cash compensation review in late fiscal 2019, as approved by the Compensation Committee, consisted of the following companies:

Bassett Furniture	Motorcar Parts of America
Callaway Golf Co.	Movado Group
ESCO Technologies	Nautilus
Ethan Allen Interiors	Oxford Industries
Flexsteel Industries	Plantronics
Gentherm	Standex International
Haverty Furniture	Stoneridge
Hooker Furniture	Sturm Ruger & Company
Infinera	Universal Electronics
Johnson Outdoors	ZAGG
Malibu Boats

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The selected peer group for the Firearm segment compensation review in fiscal 2020, as approved by the Compensation Committee, consisted of the following companies:

Bassett Furniture	National Presto Industries
Delta Apparel	NN, Inc.
Ethan Allen Interiors	Rocky Brands
Haverty Furniture	Sportsman’s Warehouse
Hooker Furniture	Standex International
Johnson Outdoors	Stoneridge
Malibu Boats	Sturm Ruger & Company
Marine Products	Universal Electronics
MasterCraft Boat Holdings	Vince Holding Corporation
Motorcar Parts of America	ZAGG
Movado Group

The Compensation Committee continued to include a supplemental peer company, Vista Outdoor, because of its close business similarities to the Firearm segment despite the fact that it exceeds our revenue selection range. Information from Vista Outdoor was not included in the overall peer market data, however, but was shown on a supplemental basis to help the Compensation Committee better understand how competitors compensate their key executives. With the exception of Sturm Ruger & Company and Vista Outdoor, our peer group generally was not faced with the substantial industry challenges that we faced in fiscal 2020 as described above.

The selected peer group for Outdoor Products & Accessories segment compensation review in fiscal 2020, as approved by the Compensation Committee, consisted of the following companies:

Agilysys	Marine Products
Bassett Furniture	MasterCraft Boat Holdings
Clarus	Motorcar Parts of America
Delta Apparel	Purple Innovation
Duluth Holdings	Quotient Technology
Escalade	Rocky Brands
Ethan Allen Interiors	Superior Group of Companies
Flexsteel Industries	The Lovesac Company
Franchise Group	The Rubicon Project
Hooker Furniture	Transcat
Johnson Outdoors	Vince Holding Corporation
KVH Industries	XPEL
Limoneira Company	ZAGG Inc
Malibu Boats

The Compensation Committee determined to include two supplemental peer companies, Fox Factory Holding and YETI Holdings, because of their close business similarities to the Outdoor Products & Accessories segment despite the fact that they exceed our expected market capitalization range. Information from Fox Factory Holding and YETI Holdings were not included in the overall peer market data, however, but was shown on a supplemental basis to help the Compensation Committee better understand how competitors compensate their key executives.

Compensia provided an assessment and analysis of the compensation practices of our peer companies, determined the positioning of each executive officer’s compensation by element among the

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peer companies and the survey data, developed recommendations and guidelines for the structure of our executive compensation program, and reviewed the overall compensation package and advised the Compensation Committee regarding the appropriateness of our executive compensation program.

Base Salaries

As is our practice, the Compensation Committee generally, although not always, sets base salaries for our executive officers at the beginning of the fiscal year based on a review of the position and function of each executive officer, the competitiveness of their current base salaries in comparison to the peer and market data, and their individual performance on a subjective basis. Based on an evaluation of the foregoing factors, the Compensation Committee’s desire to reward and retain the key executive officers who it believes are instrumental to our success, the general industry range for base salary increases, and the competitiveness of our base salaries as measured against the peer and market data, the Compensation Committee set the annual base salaries for our executive officers during fiscal 2020 as follows:

Name and Position	Annualized Fiscal 2019 Base Salary	Annualized Fiscal 2020 Base Salary		Percentage Change
Mark P. Smith	$346,698	$357,099	(1)	3.0%
Co-President and Co-Chief Executive Officer from January 15, 2020 through April 30, 2020; Senior Vice President, Manufacturing Services Division from May 1, 2019 until January 14, 2020

Brian D. Murphy	$291,748	$315,087	(1)	8.0%
Co-President and Co-Chief Executive Officer from January 15, 2020 through April 30, 2020; President, Outdoor Products & Accessories Division from May 1, 2019 until January 14, 2020

P. James Debney	$749,700	$749,700		–%
President and Chief Executive Officer from May 1, 2019 until January 14, 2020

Jeffrey D. Buchanan	$411,264	$423,602		3.0%
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer

Robert J. Cicero	$347,004	$357,414		3.0%
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary

Lane Tobiassen	$286,443	$315,087		10.0%
President, Firearm Division

(1)

Effective with their appointment as of January 15, 2020 as Co-President and Co-Chief Executive Officer, the annual base salaries of Messrs. Smith and Murphy were each increased to $500,000 and their target bonus percentages to 100%. As per the employment agreements we entered into with Messrs. Smith and Murphy effective January 15, 2020, base salary of $500,000 was used for calculation of the fiscal 2020 bonus. Fiscal 2020 bonus opportunity was pro-rated between their prior role’s target bonus (65% of salary) and metric mix (80% Division, 20% Corporate) and their current role’s target bonus (100% of salary) and metric mix (100% Corporate).

Effective January 14, 2020, Mr. Debney separated from the company as President and Chief Executive Officer and as a director, and effective January 15, 2020, Messrs. Smith and Murphy were appointed Co-Presidents and Co-Chief Executive Officers. Effective as of the dates Messrs. Smith and Murphy became Co-Presidents and Co-Chief Executive Officers, their annual base salaries were increased to $500,000.

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COMPENSATION DISCUSSION AND ANALYSIS

For more information regarding the amounts paid as base salary to our named executive officers, see “Executive Compensation — Fiscal 2020 Summary Compensation Table.”

Annual Performance-Based Cash Incentive Compensation

Our fiscal 2020 Executive Annual Cash Incentive Program is an annual performance-based cash incentive program. The program provides each participant, including our named executive officers, with an opportunity to earn cash incentive compensation based on attainment of pre-established company-wide or division objective financial performance metrics and, from time to time, individual performance goals. Each participant is assigned an incentive bonus opportunity expressed as a percentage of base pay, or a target percentage, and objective financial performance metrics are established with varying weightings totaling 100%. For each financial performance metric, threshold, target, and maximum performance levels are set. A participant’s final cash incentive compensation is calculated by multiplying the participant’s target percentage by the weighted average percentage calculated for each financial performance metric. A participant’s cash incentive compensation cannot exceed 300% of the individual’s bonus opportunity, and eligibility for the payment of any award is subject to the continued employment of the participant through the end of the fiscal year.

Fiscal 2020 Performance Metrics

For fiscal 2020, the Compensation Committee established the following performance metrics and weightings for the named executive officers for company-wide and division performance metrics and weightings as set forth below.

Company-Wide Performance Metrics

•

Company Revenue — weighted 50% for Messrs. Debney, Buchanan, and Cicero, and approximately 10% for Messrs. Smith, Murphy, and Tobiassen and then weighted 50% for Messrs. Smith and Murphy for the period following their appointment as Co-Presidents and Co-Chief Executive Officers on January 15, 2020.

•

Company Adjusted EBITDAS — weighted 50% for Messrs. Debney, Buchanan, and Cicero, and approximately 10% for Messrs. Smith, Murphy, and Tobiassen and then weighted 50% for Messrs. Smith and Murphy for the period following their appointment as Co-Presidents and Co-Chief Executive Officers on January 15, 2020.

Company Adjusted EBITDAS also served as the threshold, for which the failure to achieve such performance metric would result in no bonus payments regardless of the achievement of the other company-wide or individual performance metrics.

“Adjusted EBITDAS,” for the purposes of compensation, means our company’s net income as reported in our Form 10-K adding back interest, taxes, depreciation, amortization, non-cash stock compensation expense, and any nonrecurring expenses as determined by the Committee as set forth in the Program or at any time thereafter. For fiscal year 2020, the Committee has determined that such nonrecurring expenses shall include (i) accelerated expenses related to the repurchase or refinance of the Company’s outstanding bonds or Credit Facility, if any; (ii) fair value inventory step-up and backlog expense; (iii) all acquisition or merger related expenses associated with negotiating, conducting diligence, and closing for any acquired company or merger; (iv) any transition costs related to the one-time initial transfer of existing inventory to the new Distribution Center from UST, Springfield, and legacy Columbia facilities (which costs are not included in the budget in an amount not to exceed $500,000.00); (v) severance/retention and asset impairment costs related to the closing of the UST

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facility; (vi) severance/retention and asset impairment costs relating to the transition of Crimson Trace into the Columbia operations; (vii) changes in contingent consideration; (viii) impairment charges for goodwill or intangible assets; (ix) costs incurred relating to shareholder, activism; (x) cost related to the separation from our company of our former President and Chief Executive Officer; and (xi) the tax effect of non-GAAP adjustments. To the extent practicable, each amount shall be calculated based upon the numbers used in the audited financial statements and, if possible, in the same amount as reported in the Form 10-K.

Segment and Division Performance Metrics

•

Revenue — weighted 0% for Messrs. Debney, Buchanan, and Cicero; 40% for Mr. Smith based on our Firearm segment revenue (a combination of our Firearm division and our Manufacturing Services division); 40% for Mr. Murphy based on Outdoor Products & Accessories segment revenue; 40% for Mr. Tobiassen based on Firearm division revenue; and then weighted 0% for Messrs. Smith and Murphy for the period following their appointment as Co-Presidents and Co-Chief Executive Officers on January 15, 2020.

•

Adjusted EBITDAS — weighted 0% for Messrs. Debney, Buchanan, and Cicero; 40% for Mr. Smith based on our Firearm segment Adjusted EBITDAS (a combination of our Firearm division and our Manufacturing Services division); 40% for Mr. Murphy based on Outdoor Products & Accessories segment Adjusted EBITDAS; 40% for Mr. Tobiassen based on Firearm division Adjusted EBITDAS; and then weighted 0% for Messrs. Smith and Murphy for the period following their appointment as Co-Presidents and Co-Chief Executive Officers on January 15, 2020.

Division Adjusted EBITDAS also served as a hurdle, for which the failure to achieve such performance metric would result in no bonus payments regardless of the achievement of the other division performance metrics.

Individual Performance Goals

There were no individual performance goals for fiscal 2020.

In establishing the company-wide and division performance metrics, the Compensation Committee recognized the very challenging environment for our business discussed above.

The company-wide financial performance metrics established under the fiscal 2020 program were as follows:

Performance Metrics	Target Performance (in 000’s)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)
Revenue	$664,212	300.0%	129.2%
Adjusted EBITDAS	$118,956	300.0%	132.6%

The failure to reach the threshold metric of at least $95,165,000, or 80% of Target, for Adjusted EBITDAS metric for our company would result in no bonus payments regardless of the achievement of the revenue metrics.

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COMPENSATION DISCUSSION AND ANALYSIS

The financial performance metrics established for the fiscal 2020 program for the Firearm division were as follows:

Performance Metrics	Target Performance (in 000’s)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)
Revenue	$480,000	300.0%	129.9%
Adjusted EBITDAS	$140,867	300.0%	132.6%

The failure to reach the threshold metric of at least $112,694,000 for the Adjusted EBITDAS metric for the Firearm division would result in no bonus payments regardless of the achievement of the revenue metric for such division by Mr. Tobiassen.

The financial performance metrics established for the fiscal 2020 program for the Firearm segment (a combination of our Firearm division and our Manufacturing Services division) were as follows:

Performance Metrics	Target Performance (in 000’s)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)
Revenue	$491,993	300.0%	129.3%
Adjusted EBITDAS	$141,523	300.0%	132.6%

The failure to reach the threshold metric of at least $113,218,000 for the Adjusted EBITDAS metric for the Firearm segment would result in no bonus payments regardless of the achievement of the revenue metric for such division by Mr. Smith.

The financial performance metrics established under the fiscal 2020 program for the Outdoor Products & Accessories segment were as follows:

Performance Metrics	Target Performance (in 000’s)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)
Revenue	$190,900	300.0%	126.8%
Adjusted EBITDAS	$39,091	300.0%	132.6%

The failure to reach the threshold metric of at least $31,273,000 for the Adjusted EBITDAS metric for the Outdoor Products & Accessories segment would result in no bonus payments regardless of the achievement of the revenue metric for such segment for Mr. Murphy.

In fiscal 2020, consolidated revenue (excluding the impact of the federal excise tax adjustment, which inflated revenue in a manner not contemplated when target metrics were established) and Adjusted EBITDAS, for purposes of compensation, were $640.9 million and $115.9 million, respectively, compared with $638.3 million and $111.3 million, respectively, in fiscal 2019. This growth

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of 0.4% and 4.1%, respectively, compared very favorably to the financial performance of our direct competitors, Vista Outdoor Inc. that reported declines in revenue and Adjusted EBITDAS of 14.7% and 9.8%, respectively, for their fiscal year ended March 31, 2020 and Sturm, Ruger & Co. that reported declines in revenue and Adjusted EBITDAS of 12.2% and 22.6%, respectively, for their trailing twelve months ended March 31, 2020.

The table below sets forth for each named executive officer the annual fiscal 2020 base salary, the target bonus percentage, the annualized target cash bonus opportunity, and the actual bonus paid for fiscal 2020 reflected as a percentage of target bonus opportunity and in cash:

Name	Annual Fiscal 2020 Base Salary (1)	Target Bonus Percentage	Annualized Target Cash Bonus Opportunity	Actual Bonus paid for Fiscal 2020 (as a % of Target Bonus Opportunity)	Actual Bonus Paid for Fiscal 2020
Mark P. Smith (2)	$500,000	75.2%	$376,161	95.5%	$359,341
Brian D. Murphy (2)	$500,000	75.2%	$376,161	73.4%	$275,957
P. James Debney (3)	$749,700	100.0%	$749,700	–%	$–
Jeffrey D. Buchanan	$423,602	75.0%	$317,701	90.8%	$288,338
Robert J. Cicero	$357,414	65.0%	$232,319	90.8%	$210,847
Lane Tobiassen	$315,087	65.0%	$204,807	98.3%	$201,351

(1)	Base salaries increased 3.0% for each of Messrs. Smith, Murphy, Buchanan, and Cicero, 8.0% for Mr. Murphy, and 10% for Mr. Tobiassen in May 2019.

(2)

Effective with their appointment as of January 15, 2020 as Co-President and Co-Chief Executive Officer, the annual base salaries of Messrs. Smith and Murphy were each increased to $500,000 and their target bonus percentages to 100%. As per the employment agreements we entered into with Messrs. Smith and Murphy effective January 15, 2020, their base salary of $500,000 was used for the calculation of the fiscal 2020 bonus. Fiscal 2020 bonus opportunity was pro-rated between their prior role’s target bonus (65% of salary) and metric mix (80% Division, 20% Corporate) and their current role’s target bonus (100% of salary) and metric mix (100% Corporate).

(3)

Effective January 14, 2020, Mr. Debney separated from the company as President and Chief Executive Officer. No bonus was paid to Mr. Debney for fiscal 2020 as he was not employed at the end of the fiscal year.

Except for Mr. Debney, each of our named executive officers received cash incentive compensation for our company-wide or divisional financial performance as a result of our achieving at least threshold performance against the pre-established metrics set out in our Fiscal 2020 Cash Incentive Compensation Program.

Stock-Based Compensation

During fiscal 2020, grants of annual stock-based compensation to our named executive officers consisted of RSUs and PSUs. In determining the equity award granted to each executive officer during fiscal 2020, the Compensation Committee considered the dollar value of the awards granted to each executive officer; previous grants to our executive officers; each executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of each executive officer; the cost of the stock-based compensation to our company; each executive officer’s total compensation in relationship to the market data; and the overall performance of our company.

The Compensation Committee maintained stock holding requirements (originally adopted in fiscal 2015) for the shares underlying outstanding stock-based awards granted to our executive officers

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in fiscal 2020 so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of each applicable vesting date. The Compensation Committee implemented this requirement to further align our executive officers with our stockholders, to enhance the long-term focus of our stock-based awards, and to foster executive retention.

During fiscal 2020, we granted the following PSUs to our named executive officers:

Name	PSUs at Threshold	PSUs at Target	PSUs at Maximum
Mark P. Smith	17,051	44,871	89,742
Brian D. Murphy	17,051	44,871	89,742
Jeffrey D. Buchanan	–	–	–
Robert J. Cicero	6,090	16,025	32,050
P. James Debney	–	–	–
Lane Tobiassen	–	–	–

As a result of their appointments as Co-Presidents and Co-Chief Executive Officers of our company, the Compensation Committee in April 2020 granted each of Mr. Smith and Mr. Murphy PSUs covering up to 89,742 shares of common stock. Mr. Debney separated from our company effective January 14, 2020. Mr. Buchanan retired from our company and Mr. Tobiassen left our company in conjunction with the Separation.

These PSUs are earned and vest based on the relative performance of our market capitalization combined with the market capitalization of AOUT after the Separation against the RUT over the approximately three-year period following the date of grant. If the relative performance of our market capitalization combined with the market capitalization of AOUT after the Separation (measured based on the average combined market capitalization of our common stock and AOUT during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average market capitalization of our common stock and that of AOUT during the 90-calendar-day-period immediately following the date of grant) does not equal or exceed the relative performance of the RUT (measured based on the average market capitalization of the RUT during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant), then no PSUs subject to the awards will be earned and vest. If the relative performance of our common stock in terms of the market capitalization of our company combined with the market capitalization of AOUT equals the relative performance of the RUT, then 38% of the PSUs subject to the awards (at target) will be earned and vest, or the threshold award. If the relative performance of our common stock in terms of the market capitalization of our company combined with the market capitalization of AOUT exceeds the relative performance of the RUT by up to five points, then the PSUs subject to the awards will be earned and vest on a straight-line basis from the threshold award level up to the target award level, with 100% of the PSUs subject to the awards (the target number of PSUs) being earned and vesting if the relative performance of our common stock in terms of the market capitalization of our company combined with the market capitalization of AOUT exceeds the relative performance of the RUT by five points. If the relative performance of our common stock in terms of the market capitalization of our company combined with the market capitalization of AOUT exceeds the relative performance of the RUT by over five points up to a level of 10 points, then the PSUs subject to the awards will be earned and vest on a straight-line basis up to the maximum award, with 200% of the PSUs subject to the awards (the maximum number of PSUs) being earned and vesting if the relative performance of our common stock in terms of the market capitalization of our company combined with the market capitalization of AOUT exceeds the relative performance of the RUT by 10 points or more.

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COMPENSATION DISCUSSION AND ANALYSIS

The underlying shares of our common stock earned, if any, related to these PSUs will be delivered on the first anniversary of the May 1st ending date of the performance period. The maximum number of shares that can be delivered with respect to the fiscal 2020 PSU awards is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2020 Compensation Program.”

Upon a change in control of our company prior to the three year anniversary of the date of grant, each named executive officer will earn a number of PSUs subject to the award in accordance with the formula described above, provided that (i) the relative performance of our common stock will be measured based on the consideration offered for one share of our common stock in the change in control to calculate our market capitalization (or in the event of a change in control that does not involve an acquisition of our stock, based on the trading price of our common stock on the date of the change in control to calculate our market capitalization) against the average closing price of our common stock during the 90-calendar-day period immediately following the date of grant; and (ii) the relative performance of the RUT will be measured based on the average closing price of the RUT during the 90-calendar-day-period immediately prior to the change in control against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant. The PSUs earned pursuant to the formula described above will then be converted into RSUs that will vest upon the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

During fiscal 2020, we also granted the following RSUs to our named executive officers:

Name	RSUs
Mark P. Smith	44,872
Brian D. Murphy	44,872
Jeffrey D. Buchanan	–
Robert J. Cicero	24,026
P. James Debney	–
Lane Tobiassen	–

As a result of their appointments of Co-Presidents and Co-Chief Executive Officers, the Compensation Committee in April 2020 granted each of Mr. Smith and Mr. Murphy RSUs covering 44,872 shares of common stock. In recognition of his efforts in connection with the Separation, in March 2020, Mr. Cicero received RSUs covering 8,000 shares of common stock. Mr. Debney separated from our company effective January 14, 2020, Mr. Buchanan retired from our company and Mr. Tobiassen left our company in conjunction with the Separation.

These RSUs vest one-fourth on May 1st following each of the first, second, third, and fourth anniversaries of the date of grant, subject to each named executive officer’s continued service with us, and the underlying shares are delivered on the one-year anniversary of the applicable vesting date. These RSUs will vest in the event of a qualifying termination of employment following a change in control of our company (as defined in the applicable award agreements).

For more information regarding the grants of stock-based compensation to our named executive officers in fiscal 2020, see “Executive Compensation — Fiscal 2020 Grants of Plan-Based Awards.”

Each named executive officer forfeits the unvested portion, if any, of this stock-based compensation if his service to our company is terminated for any reason, except as otherwise set forth in the applicable award agreement, in any employment or severance agreement between our company

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COMPENSATION DISCUSSION AND ANALYSIS

and the named executive officer, in any policy or plan of our company applicable to the named executive officer, or as may otherwise be determined by the administrator of the applicable equity plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Certain Stock-Based Compensation Arrangements Granted in Prior Fiscal Years

Results for Previous PSU Awards

The PSUs granted in fiscal 2017 to our executive officers, which had a three-year performance period ending May 1, 2020, were not earned because our common stock did not meet the threshold performance requirements compared with the RUT. Over the three-year performance period, our stock price declined 60.10% while the RUT appreciated 4.64%. As a result, the Compensation Committee confirmed that this underperformance resulted in none of the PSUs granted in fiscal 2017 being earned, and, therefore, our named executive officers did not receive any shares of common stock underlying the PSUs granted in fiscal 2017.

Other Elements of Fiscal 2020 Compensation

Clawback Policy

We maintain a compensation recovery, or clawback, policy. In the event we are required to restate our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officer who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee. If final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Act, we will review this policy and make any amendments as necessary to comply with the new rules.

This clawback policy applies to cash and stock-based incentive compensation programs, including our 2013 Incentive Stock Plan and our 2013 Incentive Bonus Plan.

Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits our deductibility, for federal income tax purposes, of compensation paid to each of our chief executive officer and the next three highest-paid named executive officers (other than the chief financial officer solely for taxable years beginning prior to January 1, 2018) in excess of $1 million per person per year. For taxable years beginning prior to January 1, 2018, certain compensation, including qualified performance-based compensation, was not subject to this annual deduction limit if certain requirements were met.

For taxable years beginning prior to January 1, 2018, when reasonably practicable, the Compensation Committee sought to qualify the variable incentive compensation paid to our executive officers for the qualified performance-based compensation exemption from the deductibility limit. The Compensation Committee, however, had the discretion to authorize compensation payments that did

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COMPENSATION DISCUSSION AND ANALYSIS

not comply with this exemption when it believed that such payments were in the best interests of our company and our stockholders, such as, for example, in order to attract or retain executive talent.

Effective for tax years beginning after December 31, 2017, this $1 million annual deduction limit will apply to all our named executive officers, including our chief financial officer, and the exemption for qualified performance-based compensation will no longer be available. As a result, compensation paid to each of our named executive officers in any taxable year in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017, including certain stock options and performance shares granted prior to such date. Because of the absence of formal guidance under the transition relief provisions, though, we cannot guarantee that any compensation arrangements intended to qualify for the exemption under Section 162(m) will actually receive such treatment.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code, or Sections 280G and 4999, provide that executive officers and directors and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G and 4999 during fiscal 2020, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and deferred stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on our company.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated August 22, 2020

Respectfully submitted,

John B. Furman, Chairman

Barry M. Monheit

Gregory J. Gluchowski, Jr. – Served until

August 23, 2020.

I. Marie Wadecki – Served until August 23,

2020.

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EXECUTIVE COMPENSATION

Fiscal 2020 Summary Compensation Table

The following table sets forth, for the fiscal years ended April 30, 2020, 2019, and 2018, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our Co-Presidents and Co-Chief Executive Officers, our former President and Chief Executive Officer, our former Chief Financial Officer, and each of our two other most highly compensated executive officers as of the end of our last completed fiscal year, or collectively our named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total (5)
Mark P. Smith (6)	2020	$394,193	$–	$643,457	$–	$359,341	$31,616	$1,428,607
Co-President and Co-Chief Executive Officer	2019	$346,541	$–	$258,800	$–	$509,889	$28,683	$1,143,913
	2018	$339,709	$–	$296,752	$–	$–	$22,877	$659,338

Brian D. Murphy (7)	2020	$359,265	$–	$643,457	$–	$275,957	$83,330	$1,362,008
Co-President and Co-Chief Executive Officer	2019	$291,551	$–	$258,800	$–	$262,461	$87,014	$899,826
	2018	$283,091	$160,000	$296,752	$–	–	$15,238	$755,081

P. James Debney (8)	2020	$553,625	$–	$–	$–	$–	$1,067,372	$1,620,997
Former President and Chief Executive Officer	2019	$749,261	$–	$1,263,474	$–	$1,696,285	$49,903	$3,759,023
	2018	$734,039	$–	$1,448,758	$–	$–	$46,039	$2,228,836

Jeffrey D. Buchanan (9)	2020	$423,270	$–	$–	$–	$288,338	$59,467	$771,075
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer	2019	$411,078	$–	$453,198	$–	$697,900	$54,372	$1,616,548
	2018	$402,831	$–	$519,658	$–	–	$50,290	$972,779

Robert J. Cicero	2020	$357,134	$–	$280,125	$–	$210,847	$31,489	$879,595
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary	2019	$346,847	$–	$258,800	$–	$510,339	$30,325	$1,146,311
	2018	$339,715	$–	$296,752	$–	$–	$25,501	$661,968

Lane A. Tobiassen (10)	2020	$314,316	$–	$–	$–	$201,351	$26,162	$541,829
President, Firearms	2019	$291,599	$–	$258,800	$–	$84,254	$15,879	$650,532
	2018	$277,788	$–	$296,752	$–	$–	$6,235	$580,775

(1)

The amounts shown in this column, if any, represent discretionary bonuses. Mr. Murphy received a discretionary cash bonus of $160,000 in fiscal 2018 in recognition of the expansion of the nature and scope of his job functions and responsibilities and his subsequent strong performance as our newly appointed President of our Outdoor Products & Accessories division. No other discretionary bonuses were paid to our named executive officers.

(2)

The amounts shown in this column represent the grant date fair value for PSUs and RSUs granted to the named executive officers during the covered year calculated in accordance with ASC Topic 718 excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 15 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2020. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2020 Compensation — Stock-Based Compensation” and “Fiscal 2020 Grants of Plan-Based Awards” below and the narrative discussion that follows. See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2020 Compensation Program” for certain changes affecting fiscal 2020 compensation for our named executive officers.

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Set forth below is the maximum value for the PSUs granted to the named executive officers during fiscal 2020 (i.e., 200% of the target award value).

Name	Stock Awards – Maximum Value of PSUs
Mark P. Smith	$690,116
Brian D. Murphy	$690,116
P. James Debney	$–
Jeffrey D. Buchanan	$–
Robert J. Cicero	$246,465
Lane A. Tobiassen	$–

(3)

The amounts shown in this column constitute payments made, if any, under our 2020, 2019, and 2018 annual performance-based cash incentive compensation programs. These amounts were calculated and paid to our named executive officers in the fiscal year following when they were earned. For fiscal 2018, none of our named executive officers received cash incentive compensation for our company-wide or division financial performance as a result of our failure to achieve the pre-established company and division financial targets set out in our fiscal 2018 Executive Annual Cash Incentive Program. For a description of our Fiscal 2020 Cash Incentive Compensation Program see “Compensation Discussion and Analysis — Fiscal 2020 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(4)	All Other Compensation consisted of the following for fiscal 2020:

Name	Car Allowance	Reimbursement for Insurance Premiums (4a)		Matching Contributions to Defined Contribution Plan	Payments Under Profit Sharing Plan (4b)	Housing Allowance	Severance Payments	Other		Total (5)
Mark P. Smith (6)	$13,200	$3,554		$7,142	$7,720	$–	$–	$–		$31,616
Brian D. Murphy (7)	$13,200	$855		$8,887	$7,720	$–	$–	$52,668	(11)	$83,330
P. James Debney (8)	$9,000	$48,231	(4c)	$1,311	$–	$–	$999,996	$8,834	(12)	$1,067,372
Jeffrey D. Buchanan (9)	$12,000	$6,035		$4,878	$7,720	$25,000	$–	$3,834	(13)	$59,467
Robert J. Cicero	$10,800	$4,473		$8,496	$7,720	$–	$–	$–		$31,489
Lane A. Tobiassen (10)	$10,800	$890		$6,752	$7,720	$–	$–	$–		$26,162

(4a)	Except as otherwise indicated, the amounts shown in this column consist of reimbursement of disability insurance premiums.

(4b)

Profit sharing amounts earned in fiscal 2020 that exceeded the 401(k) maximum contribution limit will be contributed to the Nonqualified Supplemental Deferred Compensation Plan upon payout in fiscal 2021. For further information, see “Retirement Plans — Nonqualified Supplement Deferred Compensation Plan” below.

(4c)

Consists of reimbursement of premiums for disability insurance ($7,999), healthcare insurance ($7,282), the cost of COBRA during the 12-month severance period ($25,882) and a $5.0 million term life insurance policy ($7,068).

(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(6)

Mr. Smith served as President, Manufacturing Services of our company until January 14, 2020. He served as Co-President and Co-Chief Executive Officer of our company from January 15, 2020 until August 23, 2020 when he became the sole President and Chief Executive Officer and a director of our company, in connection with the Separation.

(7)

Mr. Murphy served as President, Outdoor Products & Accessories Division of our company until January 14, 2020. He served as Co-President and Co-Chief Executive Officer of our company from January 15, 2020 until August 23, 2020 when he resigned from our company to serve as the President and Chief Executive Officer and a director of AOUT as an independent, publicly traded company following the Separation.

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(8)

Effective January 14, 2020, Mr. Debney separated from all positions with our company and entered into a Separation Agreement and Release, dated February 26, 2020, with our company, which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 28, 2020.

(9)	Mr. Buchanan retired as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer of our company in August 2020 in connection with the Separation.

(10)	Mr. Tobiassen separated from our company on August 1, 2020.

(11)	Consists of living expenses and relocation costs.

(12)	Consists of an allowance to remove his personal effects from our corporate offices in connection with his separation on January 14, 2020 ($5,000) and the cost of a country club membership ($3,834).

(13)	Consists of a country club membership.

Fiscal 2020 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended April 30, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark P. Smith	04/06/2020	–	–	–	–	–	–	$44,872	(4)	–	–	$298,399
	04/06/2020	–	–	–	$17,051	$44,871	$89,742	–		–	–	$345,058
Brian D. Murphy	04/06/2020	–	–	–	$17,051	$44,871	$89,742	$44,872	(4)	–	–	$298,399
	04/06/2020	–	–	–	–	–	–	–		–	–	$345,058
P. James Debney	04/30/2020	–	–	–	–	–	–	–		–	–	–
	04/30/2020	–	–	–	–	–	–	–		–	–	–
Jeffrey D. Buchanan	04/30/2020	–	–	–	–	–	–	–		–	–	–
	04/30/2020	–	–	–	–	–	–	–		–	–	–
Robert J. Cicero	03/06/2020	–	–	–	–	–	–	$8,000	(5)	–	–	$50,320
	04/06/2020	–	–	–	–	–	–	$16,026	(4)	–	–	$106,573
	04/06/2020	–	–	–	$6,090	$16,025	$32,050	–		–	–	$123,232
Lane A. Tobiassen	04/06/2020	–	–	–	–	–	–	–		–	–	–
	04/30/2020	–	–	–	–	–	–	–		–	–	–

(1)	Our fiscal 2020 Executive Annual Cash Incentive Program is discussed under “Compensation Discussion and Analysis — Fiscal 2020 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(2)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant, and the underlying shares of common stock earned, if any, are deliverable on the first anniversary of the May 1 ending date of the performance period. Notwithstanding the amounts shown in the “Maximum” column, the maximum number of shares that can be delivered with respect to fiscal 2020 PSU grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2020 Compensation — Stock-Based Compensation.”

(3)

The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 15 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2020.

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(4)

One-fourth of the RSUs vest on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, subject to each executive’s continued services with us, and the underlying shares of common stock are deliverable on each one-year anniversary of the applicable vesting date.

(5)

In recognition of the extraordinary level of work required to accomplish the Separation, Mr. Cicero was offered a retention agreement valued at $100,000 in the form of a $25,000 cash payment upon successful completion of the Separation and RSUs equal to $75,000. These RSUs vest one year from the grant date and will be delivered on the first anniversary of the vest date.

Reference is made to “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2020 Compensation Program” for certain changes affecting fiscal 2020 compensation for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2020

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of April 30, 2020.

		Option Awards					Stock Awards

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (6)	Market Value of Shares or Units of Stock That have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other rights that Have Not Vested (2)
		Exercisable		Unexercisable
Mark P. Smith	04/29/2016	–		–	–	–	2,925	$27,700	–	–
	04/27/2017	–		–	–	–	–	–	28,800	$272,736
	04/27/2017	–		–	–	–	6,500	$61,555	–	–
	04/26/2018	–		–	–	–	–	–	28,800	$272,736
	04/26/2018	–		–	–	–	9,750	$92,333	–	–
	04/30/2019	–		–	–	–	–	–	28,800	$272,736
	04/30/2019	–		–	–	–	13,000	$123,110	–	–
	04/06/2020	–		–	–	–	–	–	89,742	$849,857
	04/06/2020	–		–	–	–	44,872	$424,938	–	–
Brian D. Murphy	12/19/2016	–		–	–	–	5,731	$54,273	–	–
	04/27/2017	–		–	–	–	–	–	9,800	$92,806
	04/27/2017	–		–	–	–	2,200	$20,834	–	–
	04/26/2018	–		–	–	–	–	–	28,800	$272,736
	04/26/2018	–		–	–	–	9,750	$92,333	–	–
	04/30/2019	–		–	–	–	–	–	28,800	$272,736
	04/30/2019	–		–	–	–	13,000	$123,110	–	–
	04/06/2020	–		–	–	–	–	–	89,742	$849,857
	04/06/2020	–		–	–	–	44,872	$424,938	–	–
P. James Debney	04/10/2013	66,667	(4)	–	$8.89	07/31/2020	–	–	–	–
	04/10/2013	94,000	(5)	–	$8.89	07/31/2020	–	–	–	–
Jeffrey D. Buchanan	04/29/2016	–		–	–	–	5,125	$48,534	–	–
	04/27/2017	–		–	–	–	–	–	50,200	$475,394
	04/27/2017	–		–	–	–	11,450	$108,432	–	–
	04/26/2018	–		–	–	–	–	–	50,200	$475,394
	04/26/2018	–		–	–	–	17,175	$162,647	–	–
	04/30/2019	–		–	–	–	–	–	50,200	$475,394
	04/30/2019	–		–	–	–	22,900	$216,863	–	–

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		Option Awards				Stock Awards

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (6)	Market Value of Shares or Units of Stock That have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other rights that Have Not Vested (2)
		Exercisable	Unexercisable
Robert J. Cicero	04/29/2016	–	–	–	–	2,925	$27,700	–	–
	04/27/2017	–	–	–	–	–	–	28,800	$272,736
	04/27/2017	–	–	–	–	6,500	$61,555	–	–
	04/26/2018	–	–	–	–	–	–	28,800	$272,736
	04/26/2018	–	–	–	–	9,750	$92,333	–	–
	04/30/2019	–	–	–	–	–	–	28,800	$272,736
	04/30/2019	–	–	–	–	13,000	$123,110	–	–
	03/06/2020	–	–	–	–	8,000	$75,760	–	–
	04/06/2020	–	–	–	–	–	–	32,050	$303,514
	04/06/2020	–	–	–	–	16,026	$151,766	–	–
Lane A. Tobiassen	08/26/2016	–	–	–	–	4,375	$41,431	–	–
	04/27/2017	–	–	–	–	–	–	9,800	$92,806
	04/27/2017	–	–	–	–	2,200	$20,834	–	–
	04/26/2018	–	–	–	–	–	–	28,800	$272,736
	04/26/2018	–	–	–	–	9,750	$92,333	–	–
	04/30/2019	–	–	–	–	–	–	28,800	$272,736
	04/30/2019	–	–	–	–	13,000	$123,110	–	–

(1)

Generally, outstanding awards of stock options vest one-third on each of the first, second, and third anniversaries of the date of grant. Awards of RSUs vest one-fourth on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant. Awards of PSUs vest if the relative performance of our common stock achieves the then-applicable metric compared with the performance of the RUT over the approximately three-year performance period following the date of grant. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2019 Compensation — Stock-Based Compensation.”

(2)

The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.

(3)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year performance period following the date of grant and are reported at the maximum level of award. Notwithstanding the maximum amounts shown in this column, the maximum number of shares that can be delivered with respect to such grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. Reference is also made to footnote 1 above. See also “Compensation Discussion and Analysis — Fiscal 2020 Compensation — Stock-Based Compensation.”

(4)

One-third of the stock options vested and became exercisable on each of the date of grant, September 26, 2013, and September 26, 2014. Under the terms of our separation with Mr. Debney, the exercise period for these options was extended from the original 30 days post-termination to the earlier of the Separation or July 31, 2020.

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(5)

One-third of the stock options vested and became exercisable on each of the date of grant, April 24, 2014, and April 24, 2015. Under the terms of our separation with Mr. Debney, the exercise period for these options was extended from the original 30 days post-termination to the earlier of the Separation or July 31, 2020.

(6)

One-fourth of the RSUs vest on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, and the underlying shares of common stock are deliverable on each anniversary of the applicable vesting date.

See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2020 Compensation” for certain changes affecting fiscal 2020 compensation for our named executive officers.

Option Exercises and Stock Vested in Fiscal 2020

The following table describes, for the named executive officers, the number of shares acquired and the value realized on the exercise of options and vesting of stock awards during the fiscal year ended April 30, 2020.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Mark P. Smith	–	$–	13,175	$129,510
Brian D. Murphy	–	$–	10,081	$95,830
P. James Debney	–	$–	58,225	$572,352
Jeffrey D. Buchanan	–	$–	23,075	$226,827
Robert J. Cicero	–	$–	13,175	$129,510
Lane A. Tobiassen	–	$–	8,725	$75,573

(1)	Includes shares that have vested but are not yet deliverable until the first anniversary of the vesting date.

(2)

For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested. See “Compensation Discussion and Analysis — Certain Stock-Based Compensation Arrangements in Prior Fiscal Years — Vesting of Previous PSU Grants.”

Retirement Plans

We maintain our Profit Sharing and Investment Plan, or 401(k) Plan, a retirement plan intended to be tax-qualified under Section 401(a) of the Code and under which 401(k), Roth, matching, and discretionary profit-sharing contributions are authorized. All profit-sharing contributions vest immediately and all matching contributions vest 50% after one year and 100% after two years. The plan covers substantially all of our employees, including our executive officers, subject to meeting applicable eligibility requirements.

Employees become eligible to make 401(k) and Roth contributions and to receive matching contributions on the first day of the month after their date of hire. Subject to certain Code limitations, the plan permits non-highly compensated employees to make 401(k) and Roth contributions of up to 100% of their eligible compensation and for the plan year ended April 30, 2020, highly compensated employees were permitted to make 401(k) and Roth contributions of up to 9% of their eligible compensation. Subject to certain Code limitations, we make discretionary matching contributions with

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respect to our employees’ 401(k) and Roth contributions. For the plan years ended April 30, 2020, 2019, and 2018, we made matching contributions equal to 50% of participants’ 401(k) and Roth contributions, up to 6% of their eligible compensation.

Employees become eligible to receive profit sharing contributions on the first day of the plan year subsequent to when they complete one year of eligible service and must be employed on the last day of the plan year, in order to receive a profit-sharing contribution, if any, for that plan year. For the fiscal year ended April 30, 2020, we made profit sharing contributions equal to approximately 5.5% of the operating profit of our company, excluding the impact of the goodwill impairment. Operating profit under the plan is defined as income before interest and state and federal income taxes. Profit sharing contributions are allocated to eligible participants in proportion to their eligible compensation (subject to certain Code limitations).

Pension Benefits

We do not offer any defined benefit pension plan to any of our executive officers.

Nonqualified Deferred Compensation

Our Nonqualified Supplemental Deferred Compensation Plan was adopted by our Board of Directors in December 2013, to be effective as of March 1, 2014. The plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder. The plan provides deferred compensation benefits to a select group of management or highly compensated employees, as selected (in each case) by our company and participating affiliates.

The plan allows participants to prospectively elect to defer up to 50% of base salary and up to 100% of certain cash bonuses. In the event that salary deferred into the 401(k) Plan must be returned to a participant under the Code’s 401(k) rules, a comparable amount of salary may be deferred into the plan by the participant if the participant has made such an election. In addition, our company and participating affiliates will make non-elective contributions to the extent necessary to compensate participants for the amount of their “profit sharing” contribution that cannot be made to the 401(k) Plan due to the limitations of Section 415 of the Code. Additional discretionary non-elective contributions may also be made. Participant deferrals and non-elective contributions are, at all times, 100% vested.

A participant’s deferrals and non-elective contributions are credited to a deferred compensation account and held in a “rabbi trust” until the occurrence of an applicable distributable event. All of the assets of the rabbi trust will be subject to the claims of creditors of our company and participating affiliates, as applicable. The distributable events include the following:

•	separation from service with our company and its affiliates;

•	death;

•	disability;

•	specified time designated by the participant in his or her deferral agreement;

•	a change in control of our company; and

•	unforeseeable emergencies.

Distributable amounts are paid in the form of a lump sum cash payment or, for certain distributions, in a fixed number of cash installment payments, as elected by the participant.

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A menu of investment options is made available to participants, and each participant will be able to select from such investment options, which will be used to determine the earnings, gains, and losses to be credited to the deferred amounts. We are not required to invest a participant’s account in the investment options selected because they are used only for purposes of determining the earnings, losses, and gains to be credited to a participant’s account. We retain the discretion to amend or terminate the plan at any time (provided no such action affects a participant’s right to receive the full amount of his or her account balance).

No contributions were made by our named executive officers in fiscal 2020.

The following table sets forth, for the named executive officers, earnings, distributions, and year-end account balances with respect to the Nonqualified Supplemental Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregated Withdrawals / Distributions in Last FY	Aggregate Balance at Last FYE (1)
Mark P. Smith	$–	–	$(1,042)	–	$19,345
Brian D. Murphy	$–	–	$–	–	$–
P. James Debney	$–	–	$(705)	–	$24,656
Jeffrey D. Buchanan	$–	–	$8	–	$4,234
Robert J. Cicero	$–	–	$248	–	$11,922
Lane A. Tobiassen	$–	–	$–	–	$–

(1)

Earnings reported in the aggregate balance at last fiscal year end were not reported as compensation to the named executive officer in the Summary Compensation Table for previous years because no above-market or preferential earnings on any nonqualified deferred compensation were paid to our named executive officers.

Employment Agreements and Severance Arrangements with Our Named Executive Officers

Employment Agreements with Mr. Smith and Mr. Murphy

On April 4, 2020, we entered into an employment agreement with each of Messrs. Smith and Murphy, as Co-Presidents and Co-Chief Executive Officers, effective as of January 15, 2020. On August 24, 2020, the effective date of the spin-off of our outdoor products and accessories business to American Outdoor Brands, Inc., Mr. Smith became the sole President and Chief Executive Officer of our company, and Mr. Murphy resigned all positions with our company and our subsidiaries and became the President and Chief Executive Officer of American Outdoor Brands, Inc. Our employment agreement with Mr. Murphy was deemed to have been assigned to American Outdoor Brands, Inc., effective on August 24, 2020.

Under the terms of his employment agreement, Mr. Smith is entitled to an annual base salary of $500,000 (subject to annual review by our Board of Directors or a committee thereof). Mr. Smith is also eligible to participate in our executive compensation programs, to receive a discretionary annual cash bonus under our annual cash incentive program as determined by our Board of Directors or a committee thereof, and to receive annual and periodic stock-based compensation awards as determined by our Board of Directors or a committee thereof. Mr. Smith is entitled to receive other standard benefits, including a car allowance of $1,500 per month; participation in any group health insurance, pension, retirement, vacation, expense reimbursement, relocation program (as applicable), and other plans, programs, and benefits approved by our Board of Directors or a committee thereof

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and made available from time to time to our other executive employees; and certain insurance benefits (including the reimbursement of reasonable insurance premiums for a key person term-insurance policy). If we unilaterally terminate Mr. Smith’s employment without cause, he will receive (i) his base salary for a period of 18 months after such termination; (ii) a pro rata portion of his annual cash bonus for the fiscal year in which the termination occurs to the extent earned under the then applicable executive annual cash incentive program; (iii) at our option, either (x) coverage under our medical plan to the extent provided for him pursuant to his employment agreement at the termination, such benefits to be received for a period of 18 months after the termination, or (y) reimbursement for the COBRA premium for such coverage through the earlier of such 18-month period or the COBRA eligibility period; and (iv) a vested pro rata portion of stock-based awards scheduled to vest in the fiscal year of the termination.

If Mr. Smith’s employment is terminated by reason of his death or disability, if Mr. Smith unilaterally terminates his employment, or if Mr. Smith engages in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or Mr. Smith willfully violates in a material respect our Corporate Governance Guidelines, Code of Conduct, or Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Mr. Smith shall receive no further base compensation under his employment agreement.

If Mr. Smith’s employment is terminated by reason of his death or disability, if we unilaterally terminate Mr. Smith’s employment without cause, or if Mr. Smith voluntarily terminates his employment, or is terminated by the company, following a qualifying change in control event as described below, the employment agreement for Mr. Smith provides that he will receive, for the fiscal year of the notice of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of the notice of termination, as determined in the sole discretion of our Board of Directors or a committee thereof, at the time such bonuses are paid to our other employees.

Mr. Smith’s employment agreement provides that, in the event of a change in control of our company (as defined in the employment agreement), Mr. Smith may, at his option and upon written notice to us, terminate his employment, unless (i) the provisions of his employment agreement remains in full force and effect and (ii) he suffers no reduction in his status, duties, authority, or compensation following the change in control, provided that he will be considered to suffer a reduction in his status, duties, or authority if, after the change in control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates his employment or reduces his status, duties, authority, or compensation within one year of the change in control. If, within one year of a change of control, Mr. Smith terminates his employment due to the change in control following which the employment agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, or such company terminates Mr. Smith, he will receive (A) his base salary for a period of 18 months after such termination; (B) an amount equal to 150% of the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid over the 18-month period after such termination; (C) his car allowance for a period equal to 18 months after such termination; and (D) at our option, either (x) coverage under our medical plan to the extent provided for him at the date of termination for a period equal to 18 months after such termination or (y) reimbursement for the COBRA premium for such coverage through the earlier of such 18-month period or the COBRA eligibility period. In addition, all unvested stock-based compensation held by Mr. Smith in his capacity as an employee on the effective date of the termination will vest as of the effective date of such termination.

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The employment agreement prohibits Mr. Smith from competing with us for a period equal to 18 months following the termination of his employment with us, regardless of the reason therefor, in any state or other geographical area in which we sell products or provide services during his employment with us. The employment agreement also prohibits Mr. Smith from soliciting, seeking to hire, or hiring any person or persons who is employed by or was employed by us within 12 months of the termination of his employment for a period equal to 18 months following the termination of his employment with us.

Severance Agreement with Mr. Debney

We and Mr. Debney were parties to an amended and restated employment agreement, which is referred to as the Employment Agreement

The Employment Agreement provided that if we terminated Mr. Debney’s employment without Good Cause, or Mr. Debney terminated his employment for Good Reason (each as defined in the Employment Agreement), he would receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus to the extent earned under the then applicable executive annual cash incentive program, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, a stipend for secretarial coverage, continued payment of life insurance premiums, and the ability to exercise his vested options for up to nine months following termination.

On February 26, 2020, we and Mr. Debney entered into a certain Separation Agreement and Release, or the Severance Agreement, which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 28, 2020, in connection with Mr. Debney’s separation from our company as President and Chief Executive Officer and as a director of our company. We previously reported Mr. Debney’s separation in the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2020.

Pursuant to the Severance Agreement, we have paid or we will pay Mr. Debney severance pay and other benefits as follows: (i) the amount of $83,333 per month for a period of 12 months after the Termination Date (as defined in the Severance Agreement); (ii) reimbursement for Mr. Debney’s cost to maintain coverage under our group medical plans, pursuant to COBRA, for a period of 12 months after the Termination Date; (iii) premiums required to maintain Mr. Debney’s company-provided life insurance as of the Termination Date, which life insurance has a death benefit in the amount of $5.0 million for a period of 12 months after the Termination Date, or, in the alternative, if such life insurance cannot be maintained to reimburse Mr. Debney for the amount of premiums that would otherwise be payable to the insurer so that Mr. Debney can either convert the life insurance coverage to an individual policy or buy other life insurance; (iv) a lump sum payment of $5,000 to reimburse Mr. Debney for the costs of moving expenses to move his personal property out of our offices; (v) extension of the exercise date for Mr. Debney to exercise his options to purchase 160,667 shares of our common stock at the price of $8.89 per share under our 2013 Incentive Stock Plan to the earlier of July 31, 2020 or the day prior to the effective date of the spin-off of outdoor products and accessories business to American Outdoor Brands, Inc.; and (vi) vest Mr. Debney as of the Termination Date in 44,731 of his currently unvested RSUs, subject to the delivery procedures applicable to Mr. Debney’s currently vested RSUs, except there will be no one-year hold requirement, provided that all other unvested RSUs shall be terminated and of no effect. In addition, the Severance Agreement includes

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mutual releases between our company and Mr. Debney, as well as non-disparagement and confidentiality requirements binding upon Mr. Debney.

Mr. Debney’s separation, which occurred during our third fiscal quarter ended January 31, 2020, resulted in a reduction in general and administrative expenses for that quarter by approximately $3.8 million. The Severance Agreement, which was executed following the end of our third quarter, resulted in an increase in general and administrative expenses of approximately $1.6 million, most of which was recognized during our fourth fiscal quarter ending April 30, 2020. Therefore, the impact in fiscal 2020 as a result of Mr. Debney’s separation and our entry into the Severance Agreement resulted in a net reduction in general and administrative expenses of approximately $2.2 million.

Retirement Agreement with Mr. Buchanan

We and Mr. Buchanan were parties to a severance and change in control agreement, which is referred to as the Severance Agreement. Pursuant to his Severance Agreement, if we terminated Mr. Buchanan’s employment without Good Cause, or Mr. Buchanan terminated his employment for Good Reason (each as defined in the Severance Agreement), Mr. Buchanan would receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary and payment of a pro rata portion of his cash incentive bonus to the extent earned under the then-applicable executive annual cash incentive program. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

On August 5, 2020, in recognition of the long and valuable services provided by Mr. Buchanan to our company, we and Mr. Buchanan entered into an agreement, which we refer to as the Retirement Agreement, in connection with Mr. Buchanan’s retirement from our company, effective as of the close of business on August 23, 2020 or such other earlier date as may be accepted by the Chief Executive Officer. Pursuant to the Retirement Agreement, Mr. Buchanan retired as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer and from all other positions with our company and our subsidiaries and affiliates, as we previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2020.

Pursuant to the Retirement Agreement and in connection with Mr. Buchanan’s retirement, (i) the restricted stock units held by Mr. Buchanan were accelerated; (ii) the performance stock units held by Mr. Buchanan were accelerated at target and were converted into 50,200 shares of our common stock; (iii) the holding period on the shares underlying or associated with the accelerated restricted stock units or performance stock units were waived, provided that Mr. Buchanan may not sell any such shares prior to October 1, 2020 when he completes the transition of his duties; (iv) Mr. Buchanan will remain on the payroll of our company until September 30, 2020 to complete the transition of his duties; (v) the period of non-competition set forth in Section 4(b) of the Severance Agreement was extended from 12 months to 24 months; and (vi) Mr. Buchanan will not receive any cash payments, whether provided for in Sections 2 and 3 of the Severance Agreement, or otherwise, and Sections 2 and 3 of the Severance Agreement will no longer have any force or effect.

Separation Agreement with Mr. Tobiassen

We and Mr. Tobiassen were parties to an employment change letter, which is referred to as the Offer Letter. As described in the Offer Letter, on March 7, 2019, Mr. Tobiassen became President of the Firearm Division of our company, becoming eligible to participate in the Executive Severance Plan of our company (as described below). At that time, our company agreed to honor and continue the benefits for which Mr. Tobiassen had been eligible under his prior employment arrangement, which

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our company assumed in the acquisition of Crimson Trace Corporation, an Oregon corporation. In the event Mr. Tobiassen terminated his employment for Good Reason, or his employment was terminated without Good Cause (each as defined in the Executive Severance Plan), Mr. Tobiassen would receive (i) salary continuation for 52 weeks, plus $50,000, and (ii) reimbursement for the cost of healthcare continuation coverage for 52 weeks. Pursuant to the Offer Letter and in connection with Mr. Tobiassen’s separation from our company, (i) Mr. Tobiassen’s salary will continue for 52 weeks, plus $50,000; (ii) Mr. Tobiassen will be reimbursed for the cost of healthcare continuation coverage for 52 weeks; and (iii) we accelerated a total of 4,375 RSUs by Mr. Tobiassen. Mr. Tobiassen separated from our company effective August 1, 2020.

Other Severance Arrangements

Participants in the Executive Severance Plan

We have adopted the Smith & Wesson Brands, Inc. Executive Severance Pay Plan, which is referred to as the Executive Severance Plan, for the benefit of (i) any person appointed by our Board of Directors as an Executive Officer of our company, who is not covered by a separate employment agreement, severance agreement, change in control agreement, or similar agreement covering such Executive Officer’s severance, or (ii) any other officer of our company or of an Applicable Subsidiary (as defined in the Executive Severance Plan) that is selected by the plan administrator (currently, the Compensation Committee) in its sole and absolute discretion. Severance eligibility for Messrs. Smith, Buchanan, and Debney is or was covered under other agreements and therefore they are not covered under the Executive Severance Plan. Mr. Smith is the only current named executive officer that is covered under his employment agreement. Messrs. Debney (the former President and Chief Executive Officer and a director of our company) and Buchanan (the former Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer of our company) are covered under their Severance Agreement and Retirement Agreement, respectively. Messrs. Cicero and Tobiassen were the only named executive officers who participated in the Executive Severance Plan during fiscal 2020, but the plan also covers any other person that meets the eligibility requirements.

Pursuant to the Executive Severance Plan, if we terminate a participating executive without Good Cause (other than due to death or disability) or a participating executive resigns for Good Reason (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, payment of a pro rata portion of his or her cash incentive bonus, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

In addition, if we terminate a participating executive during a Potential Change in Control Protection Period or Change in Control Protection Period or a participating executive resigns following an Adverse Change in Control Effect (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, a lump sum cash payment equal to the average of the cash incentive bonuses paid to the executive for each of the preceding two fiscal years, vesting of all stock-based compensation granted to the executive in his or her capacity as an employee of our company, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

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Our obligations under the Executive Severance Plan are contingent upon (i) the participating executive executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us or any of our affiliates, and (ii) the participating executive’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which the participating executive was bound as of the effective date of his or her termination or resignation.

Potential Payments Upon Termination or Change in Control

Termination by Us Without Good Cause or by the Executive with Good Reason — No Change in Control

Mr. Smith

Pursuant to his Employment Agreement, if we unilaterally terminate Mr. Smith’s employment without cause, other than in connection with a Change in Control, death, or disability, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•	Cash Severance. For a period of 18 months after such termination, the sum of his base salary.

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Pro-rata Vesting of RSUs. A pro-rata vesting for the current tranche of outstanding RSUs.

•

Healthcare Coverage. At our option, either (x) payment of premiums for healthcare coverage for a period equal to 18 months, to the extent of his participation in such coverage at the date of termination, or (y) reimbursement for COBRA premiums for such coverage through the earlier of 18 months or the COBRA eligibility period.

•	Car Allowance. For a period of 18 months after such termination, his $1,500 per month car allowance.

Mr. Buchanan

Pursuant to his Severance Agreement, if we terminated Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminated his employment for Good Reason, Mr. Buchanan would receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•	Cash Severance. His base salary for a period of 12 months after such termination.

•

Pro-rated Cash Bonus. A portion of the cash bonus deemed by the Compensation Committee in its sole discretion to be earned. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

Mr. Cicero and other Participants in the Executive Severance Plan

Pursuant to the Executive Severance Plan, if we terminate the employment of Mr. Cicero or other participating executives without Good Cause, other than in connection with a Change in Control, death, or disability, or any of them terminates their employment, respectively, for Good Reason, each

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executive will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•	Cash Severance. Such executive’s base salary for a period of 26 weeks.

•

Pro-rated Cash Bonus. A portion of the cash bonus earned in accordance with the applicable bonus plan. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 weeks for the executive and his eligible dependents.

Termination or Resignation in Connection with a Change in Control

Mr. Smith

If, within one year of a Change in Control, Mr. Smith terminates his employment due to the Change in Control following which his Employment Agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, or such company terminates Mr. Smith, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance. His base salary for a period of 18 months after such termination, and an amount equal to 150% of the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, such amount to be paid and received for a period of 18 months after such termination.

•	Car Allowance. His $1,500 per month car allowance for a period of 18 months after such termination.

•

Healthcare Coverage. At our option, either (x) payment of premiums for healthcare coverage for a period equal to 18 months, to the extent of his participation in such coverage at the date of termination, or (y) reimbursement for COBRA premiums for such coverage through the earlier of 18 months or the COBRA eligibility period.

•

Stock-Based Awards. All unvested stock-based compensation held by Mr. Smith in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Employment Agreement will vest as of the effective date of such termination.

All payments are subject to Mr. Smith signing a release of claims, in a form acceptable to the company.

Mr. Cicero and other Participants in the Executive Severance Plan

Pursuant to the Executive Severance Plan, if (i) we terminate the employment of Mr. Cicero or other participating executives during a Potential Change in Control Protection Period or Change in Control Protection Period or (ii) any of them resign following an Adverse Change in Control Effect, such

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executive will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•

Cash Severance. The executive’s base salary for a period of 52 weeks, and an amount equal to the average of the executive’s cash bonus paid for each of the two fiscal years immediately preceding his or her termination.

•

Stock-Based Compensation. All unvested stock-based compensation held by the executive at the time of the termination or resignation that was granted to the executive in his or her capacity as an employee will vest as of the effective date of such termination.

•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 52 weeks for the executive and his or her eligible dependents.

In addition, certain stock-based compensation held by the executive that is not subject to the provisions of the Executive Severance Plan will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement.

Termination for Good Cause or Resignation Without Good Reason

Mr. Smith

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, if Mr. Smith unilaterally terminates his employment, or if Mr. Smith engages in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or Mr. Smith willfully violates in a material respect our Corporate Governance Guidelines, Code of Conduct, or Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Mr. Smith shall receive no further base compensation under his Employment Agreement.

Mr. Cicero and other Participants in the Executive Severance Plan

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, neither of Mr. Cicero or any other participating executive is eligible to receive any additional payments or benefits if his or her employment is terminated by us for Good Cause or by him or her without Good Reason.

Termination by Reason of Death

Mr. Smith

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, if Mr. Smith’s employment is terminated by reason of his Death (as defined in his Employment Agreement), he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which termination by reason of death occurs, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

Mr. Cicero and other Participants in the Executive Severance Plan

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, neither of Mr. Cicero or any other participating executive is eligible to receive any payments or benefits if his or her employment is terminated by reason of his or her death.

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Termination by Reason of Disability

Mr. Smith

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, if Mr. Smith’s employment is terminated by reason of his Disability (as defined in his Employment Agreement), he will receive the following payments or benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

Mr. Cicero and other Participants in the Executive Severance Plan

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, neither of Mr. Cicero or any other participating executive is eligible to receive any payments or benefits if his or her employment is terminated by reason of his or her disability.

Potential Payments Upon Termination of Employment or Change in Control of our Company

Consistent with our double-trigger philosophy, the Compensation Committee has determined that PSU awards (including PSUs granted in fiscal 2018, 2019, and 2020) will contain provisions providing that the PSUs will convert into a number of RSUs based on the achievement of the original performance objectives as of the date of the Change in Control (as defined in the applicable award agreements) and those RSUs will remain unvested until the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers in various situations, including termination of employment or a Change in Control of our company. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount our executives would receive if a termination of employment or Change in Control were to occur. In addition to the amounts disclosed in the following section, each executive would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, and would receive any amounts accrued but unpaid

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through the date of termination. The tables below set forth the estimated benefits each of our named executive officers would receive if the termination of employment or the Change in Control event occurred on April 30, 2020.

Mark P. Smith

Executive Benefits	Termination Not for Cause, or for Good Reason – No Change of Control		Termination Not for Cause, or Upon Resignation – Change of Control		Death	Disability
Compensation:
Cash Severance (1)	$750,000		$1,401,922	(5)	–	–
Bonus (2)	$359,341		$–		$359,341	$359,341
Equity Awards	$226,267	(6)	$1,163,844	(7)	–	–
Benefits and Perquisites:
Health and Welfare Benefits (3)	$38,826		$38,826		–	–
Other Benefits (4)	$27,000		$47,000		–	–

Jeffrey D. Buchanan

Executive Benefits	Termination Not for Cause, or for Good Reason – No Change of Control		Termination Not for Cause, or Upon Resignation – Change of Control
Compensation:
Cash Severance	$423,602	(8)	$1,128,522	(9)
Bonus (2)	$288,338		$–
Equity Awards	$–		$1,011,870	(7)
Benefits and Perquisites:
Health and Welfare Benefits	–		–
Other Benefits	–		–

Robert J. Cicero

Executive Benefits	Termination Not for Cause, or for Good Reason – No Change of Control		Termination Not for Cause, or Upon Resignation – Change of Control
Compensation:
Cash Severance	$178,707	(10)	$718,007	(11)
Bonus (2)	$210,847		$–
Equity Awards	–		$862,627	(7)
Benefits and Perquisites:
Health and Welfare Benefits (3)	$12,942		$25,884
Other Benefits	–		–

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Lane A. Tobiassen

Executive Benefits	Termination Not for Cause, or for Good Reason – No Change of Control		Termination Not for Cause, or Upon Resignation – Change of Control
Compensation:
Cash Severance	$365,087	(12)	$507,890	(13)
Bonus (2)	$201,351		$–
Equity Awards	–		$550,444	(7)
Benefits and Perquisites:
Health and Welfare Benefits (3)	$25,884		$25,884
Other Benefits	–		–

(1)	Includes continuation of base salary paid out over 18 months.

(2)

Each of our named executive officers received cash incentive compensation for company-wide or divisional financial performance as applicable as a result of our achieving the pre-established targets set out in our Fiscal 2020 Cash Incentive Compensation Program.

(3)	Includes reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26, 52 weeks, as applicable, for the executive and his eligible dependents.

(4)	Includes a $1,500 per month car allowance for 18 months.

(5)	Includes continuation of base salary for 18 months and an amount equal to 150% of the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination.

(6)	Equal to the pro-rata portion of stock-based compensation that would have vested in the year of termination.

(7)

Includes the accelerated vesting of PSUs granted in 2018, 2019, and 2020 calculated on actual performance through April 30, 2020. Based on the actual performance through April 30, 2020, we estimated that no shares would accelerate for the 2018 awards. Because of the timing of the 2020 award, we estimated that the performance of our stock equaled the performance of the RUT, therefore, resulting in the minimum payout of 38% of the target award.

(8)	Includes continuation of base salary paid out over 12 months.

(9)

Includes continuation of base salary paid out over 18 months and an amount equal to the average of Mr. Buchanan’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($493,119), paid out in a lump sum.

(10)	Includes continuation of base salary paid out over 6 months.

(11)	Includes continuation of base salary paid out over 12 months and an amount equal to the average of the cash bonus paid for each of the two fiscal years immediately preceding termination.

(12)	Includes continuation of base salary paid out over 12 months plus $50,000.

(13)	Includes continuation of base salary paid out over 12 months plus $50,000 and an amount equal to the average of the cash bonus paid for each of the two fiscal years immediately preceding termination.

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan is intended to provide our employees with an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors, subject to approval by our stockholders, who approved the plan in September 2011. Our Board of Directors amended the plan in March 2012. There were 4,361,853 shares of our common stock reserved for issuance under

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the plan as of April 30, 2020. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, our Board of Directors may appoint a committee to administer the plan, which we refer to as the Plan Committee. The plan grants broad authority to our Board of Directors or the Plan Committee to administer and interpret the plan.

The plan permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. Employees may purchase shares of common stock pursuant to the plan at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries, designated by our Board of Directors, who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year, are eligible to participate in the plan. However, an employee will not be granted an option under the plan if immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the plan, possessing 5% or more of the total combined voting power or value of our common stock, or participation in the plan would permit such employee’s rights to purchase our common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

The plan will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. Each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period. Due to the complexities of administering an ESSP purchase during the Separation, for the purchase period that would normally end on September 30, 2020, a decision was made to shorten the purchase window and purchase stock under the plan on August 3, 2020 in order to allow all employees enrolled in the plan, regardless of which business they were to employed by after the Separation to participate in the purchase. A new offering period will begin on October 1, 2020.

Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of the participant’s eligible compensation on each payroll date. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. To the extent necessary to comply with Section 423 of the Code, the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%).

Under the plan, the maximum number of shares that a participant may purchase during any exercise period is 12,500 shares. In addition, the IRS has established a calendar year maximum purchase equal to a total value of $25,000 in shares, based on the fair market value on the first day of the exercise period. A participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

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The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

The plan will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under the plan, (b) such date as is determined by the Board of Directors in its discretion, or (c) March 31, 2022.

The Board of Directors or the Plan Committee may amend the plan at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Board of Directors will obtain stockholder approval for an amendment.

Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

2004 Incentive Stock Plan

Our 2004 Incentive Stock Plan was designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we were permitted to grant stock options, restricted stock, RSUs, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consisted of officers, directors, employees, and independent contractors. Upon the approval by our stockholders of our 2013 Incentive Stock Plan in September 2013, we ceased making new grants under the 2004 Incentive Stock Plan.

There were outstanding issued but unexercised options to acquire 200,667 shares of our common stock at an average exercise price of $7.70 per share under the plan as of April 30, 2020. There were issued and outstanding 9,000 undelivered RSUs under the plan as of April 30, 2020.

2013 Incentive Stock Plan

Our 2013 Incentive Stock Plan was adopted by our Board of Directors in August 2013 and approved by our stockholders in September 2013. The plan is designed to assist us and our subsidiaries and other designated affiliates, which we refer to as Related Entities, in attracting, motivating, retaining (including through designated retention awards), and rewarding high-quality executives, employees, officers, directors, and individual consultants who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company

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in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Under the plan, we may grant stock options, SARs, restricted stock, RSUs, PSUs, shares granted as a bonus or in lieu of another award, dividend equivalents, and other stock-based awards or performance awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and consultants who are natural persons providing bona fide services to our company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for shares of our common stock. However, incentive stock options may be granted under the plan only to employees of our company, or of any parent corporation or subsidiary corporation of our company, including our officers who are employees. There were no outstanding issued but unexercised options to acquire shares of our common stock under the plan as of April 30, 2020. There were issued and outstanding 1,305,058 undelivered RSUs and PSUs under the plan as of April 30, 2020. The material features of the plan are outlined below.

Shares available for awards; adjustments. The number of shares of common stock available for issuance under the plan is 3,000,000 shares, plus any shares that were reserved and remained available for grant and delivery under our 2004 Incentive Stock Plan as of the date the plan became effective. Any shares that are subject to an award under the plan will be counted against this limit as one share for every one share granted.

If any shares subject to (i) any award under the plan (or, after the effective date of the plan, shares subject to any award granted under the 2004 Incentive Stock Plan), are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the plan (or, after the effective date of the plan, shares subject to any award granted under the 2004 Incentive Stock Plan), that could have been settled with shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

The administrator of the plan is authorized to adjust the limitations on the number of shares of common stock available for issuance under the plan and the individual limitations on the amount of certain awards (other than the $100,000 limitation with respect to incentive stock option awards) and will adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate.

Administration. The plan is to be administered by the Compensation Committee of our Board of Directors; provided, however, that if our Board of Directors fails to designate a compensation committee or if there are no longer any members on the compensation committee so designated by our Board of Directors, or for any other reason determined by our Board of Directors, then our Board of Directors will serve as the administrator. Subject to the terms of the plan, the administrator is

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authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the plan, construe and interpret the plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the administrator may deem necessary or advisable for the administration of the plan.

Stock options and stock appreciation rights. The administrator is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by the administrator, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of common stock on the date such option or SAR is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date such ISO is granted.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the administrator, except that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and SARs are determined by the administrator. The administrator, thus, may permit the exercise price of options awarded under the plan to be paid in cash, shares, other awards or other property (including loans to participants).

Restricted stock. The administrator is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which are subject to such risks of forfeiture and other restrictions as the administrator may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder of our company (including voting and dividend rights), unless otherwise determined by the administrator.

Restricted stock units. The administrator is authorized to grant restricted stock units, or RSUs. An award of RSUs confers upon a participant the right to receive shares of common stock or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified period, subject to such risks of forfeiture and other restrictions as the administrator may impose, including time or performance restrictions or both. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted.

Dividend equivalents. The administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards, or otherwise as specified by the administrator.

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EXECUTIVE COMPENSATION

Shares granted as a bonus or in lieu of another award. The administrator is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares of common stock or other awards authorized under the plan, in lieu of our obligations to pay cash under our 2013 Incentive Stock Plan or other plans or compensatory arrangements.

Other stock-based awards. The administrator is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The administrator determines the terms and conditions of such awards.

Performance awards. The administrator is authorized to grant performance awards to participants on terms and conditions established by the administrator. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the administrator upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance stock units, or PSUs). Performance awards may be settled by delivery of cash, shares of common stock or other property, or any combination thereof, as determined by the administrator.

Other terms of awards. Awards may be settled in the form of cash, shares of common stock, other awards, or other property, in the discretion of the administrator. The administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The administrator is authorized to place cash, shares of common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the administrator may, in its discretion, permit transfers subject to any terms and conditions the administrator may impose thereon.

Acceleration of vesting; change in control. Subject to certain limitations contained in the plan, including those described in the following paragraph, the administrator may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of our company, as defined in the plan, any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will not lapse, and any performance goals and conditions applicable to an award will not be deemed to have been met, as of the time of the change in control, unless either (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan. In the event of a change in control and either, (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan, the applicable award agreement may

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provide that any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will lapse, and any performance goals and conditions applicable to an award shall be deemed to have been met, as of the time of the change in control. If the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or the successor company assumes or substitutes for the applicable award, as determined in accordance with the plan, the applicable award agreement may provide that with respect to each award held by such participant at the time of the change in control, in the event a participant’s employment is terminated without “cause” by our company or any Related Entity or by such successor company or by the participant for “good reason,” as those terms are defined in the plan, within 24 months following such change in control, any restrictions, deferral of settlement, and forfeiture conditions applicable to each such award will lapse, and any performance goals and conditions applicable to each such award will be deemed to have been met, as of the date on which the participant’s employment is terminated.

Amendment and termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the administrator’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted; provided that, except as otherwise permitted by the plan or an award agreement, without the consent of an affected participant, no such action by our Board of Directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the plan, (ii) termination of the plan by our Board of Directors, or (iii) the tenth anniversary of the effective date of the plan.

CEO Pay Ratio

For the fiscal year ended April 30, 2020, the median of the annual total compensation of all employees of our company (other than our Co-Presidents and Co-Chief Executive Officers (including our former President and Chief Executive Officer)) was $52,361, and the annual total compensation of our Co-Presidents and Co-Chief Executive Officers (excluding our former President and Chief Executive Officer) was $2,790,615. Based on this information, for fiscal 2020, the ratio of the annual total compensation of our Co-Presidents and Co-Chief Executive Officers (excluding our former President and Chief Executive Officer) to the median of the annual total compensation of all other employees was estimated to be 53:1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We selected March 31, 2020, the end of the closest calendar quarter to our April 30, 2020 fiscal year end, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner.

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EXECUTIVE COMPENSATION

To identify the “median employee,” we considered the prior trailing 12 months of W-2 wages as of March 31, 2020 for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We have estimated the median of the annual salary of our employees, excluding Messrs. Smith, Murphy, and Debney, to be $46,361.

Using this measure, we identified a “median employee” who is a full-time, salaried employee located in Springfield, Massachusetts. Once we identified this median employee, we totaled all of the elements of the employee’s compensation for fiscal year 2020 in accordance with the requirements of the applicable rules of the SEC, and consistent with the calculation of total compensation of our Co-Presidents and Co-Chief Executive Officers (including our former President and Chief Executive Officer) in the summary compensation table above. This resulted in an annual total compensation of $52,361.

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DIRECTOR COMPENSATION

The Compensation Committee, with advice from its independent compensation consultant, determines, or recommends to our Board of Directors for determination, the compensation of our Board of Directors. We currently pay each non-employee director an annual retainer in the amount of $70,000. We also pay additional sums to our Chairman of the Board, Vice Chairman of the Board, Chairs of our Board Committees, and members of our Board Committees as follows:

Chairman of the Board	$37,500
Vice Chairman of the Board	$23,000
Chair, Audit Committee	$25,000
Chair, Compensation Committee	$25,000
Chair, Nominations and Corporate Governance Committee	$12,000
Non-Chair Audit Committee Members	$8,000
Non-Chair Compensation Committee Members	$5,000
Non-Chair Nominations and Corporate Governance Committee Members	$3,500

In addition, each member of the Audit Committee receives an additional $1,500 per Audit Committee meeting attended in excess of seven meetings per year; each member of the Compensation Committee receives an additional $1,500 per Compensation Committee meeting attended in excess of six meetings per year; and each member of the Nominations and Corporate Governance Committee receives an additional $1,500 per Nominations and Corporate Governance Committee meeting attended in excess of four meetings per year. We also reimburse each director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

Each non-employee director receives a stock-based grant to acquire shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives a stock-based grant at the meeting of our Board of Directors held immediately following our annual meeting of stockholders for that year. Stock-based grants were in the form of RSUs for 5,414 shares of common stock, 5,501 shares of common stock, and 14,455 shares of common stock in fiscal 2018, 2019, and 2020, respectively, except in the case of Ms. Britt, who was appointed as a director in February 2018 and received RSUs for 9,514 shares of common stock at the time of her appointment. The RSUs vest one-twelfth each month, and the delivery of the underlying shares generally will not be made until the first anniversary of the final vesting date of the award.

The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2020. Mr. Debney did not receive any compensation for service on our Board of Directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation		Total
Barry M. Monheit	$117,504	$85,000	$1,490	(5)	$203,994
Robert L. Scott	$96,504	$85,000	$23,820	(4)	$205,324
Anita D. Britt	$87,919	$85,000	$1,485	(5)	$174,404
Robert H. Brust	$39,585	$–	$–		$39,585
John B. Furman	$104,496	$85,000	$–		$189,496
Gregory J. Gluchowski, Jr.	$81,504	$85,000	$4,011	(5)	$170,515
Michael F. Golden	$69,996	$85,000	$–		$154,996
Mitchell A. Saltz	$69,996	$85,000	$8,301	(4)	$163,297
I. Marie Wadecki	$96,504	$85,000	$–		$181,504

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DIRECTOR COMPENSATION

(1)

As of April 30, 2020, each of the non-employee directors had the following number of stock awards outstanding, which represent undelivered shares underlying vested RSUs: Mr. Monheit (22,956); Mr. Scott (22,956); Ms. Britt (19,956); Mr. Brust (5,501); Mr. Furman (19,956); Mr. Gluchowski (19,956); Mr. Golden (19,956); Mr. Saltz (19,956); and Ms. Wadecki (22,956). As of April 30, 2020, each of the non-employee directors had the following number of stock options outstanding: Mr. Monheit (0); Mr. Scott (10,000); Ms. Britt (0); Mr. Brust (0); Mr. Furman (20,000); Mr. Gluchowski (0); Mr. Golden (10,000); Mr. Saltz (0); and Ms. Wadecki (0).

(2)	All fees were paid in cash.

(3)

The amounts shown in this column represent the grant date fair value for stock awards granted to the directors calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in Note 15 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2020.

(4)	Consists of reimbursement of medical coverage costs.

(5)	Consists of costs for certain products provided without cost.

We lease 3,000 square feet of office space in Scottsdale, Arizona, which has offices for certain senior personnel in our investor relations department as well as office space for our Board of Directors. The lease expires on April 30, 2021. The office and the secretarial support services provided at that location also satisfy the requirements to maintain a Scottsdale office and provide secretarial support contained in our December 5, 2003 severance agreement entered into with Mr. Saltz in connection with his resignation as an executive officer of our company.

We maintain stock ownership guidelines for our directors and executive officers. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2020.

Plan Category	(a) Number of Securities to be Issued Upon Delivery of Shares for Restricted Stock Units	(b) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(c) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (1)	(d) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity Compensation Plans Approved by Stockholders	1,314,058	200,667	$7.70	8,869,383
Equity Compensation Plans Not Approved by Stockholders	–	–	–	–
Total	1,314,058	200,667	$7.70	8,869,383

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)

Under our 2013 Incentive Stock Plan, an aggregate of 6,551,076 shares of our common stock was authorized for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2020, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2013 Incentive Stock Plan was 4,507,530. Our 2011 Employee Stock Purchase Plan authorizes the sale of up to 6,000,000 shares of our common stock to employees. As of April 30, 2020, there were 4,361,853 shares of common stock reserved for issuance under our 2011 Employee Stock Purchase Plan.

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REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of three independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable Nasdaq and SEC rules.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held five meetings during the fiscal year ended April 30, 2020.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2020 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors as of August 21, 2020.

Anita D. Britt, Chairman

John B. Furman

I. Marie Wadecki – Served until August 23, 2020.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such reports received by us during the fiscal year ended April 30, 2020, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of August 21, 2020 by (1) each director, nominee for director, and named executive officer of our company, (2) all directors and executive officers of our company as a group, (3) each person who served as a director or named executive officer as of the end of our fiscal ended April 30, 2020 but no longer serves in such capacity as described herein, and (4) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner (1)	Number of shares (2)		Percent (2)
Current Directors and Executive Officers:
Mark P. Smith	54,366	(3)	*
Robert J. Cicero	50,095	(4)	*
Anita D. Britt	29,470	(5)	*
John B. Furman	42,790	(5)	*
Michael F. Golden	278,887	(6)	*
Barry M. Monheit	102,118	(7)	*
Mitchell A. Saltz	82,370	(8)	*
Robert L. Scott	102,818	(9)	*

Former Directors and Executive Officers
P. James Debney	374,338		*
Brian D. Murphy	27,607	(10)	*
Jeffrey D. Buchanan	167,955		*
Gregory J. Gluchowski, Jr.	55,861	(5)	*
Lane A. Tobiassen	24,101	(11)	*
I. Marie Wadecki	62,556	(5)	*
All directors and executive officers as a group (14 persons)	1,455,332	(12)(13)	2.59%

Other significant stockholders:
BlackRock, Inc.	4,850,631	(14)	8.68%
Dimensional Fund Advisors	4,585,306	(15)	8.20%
The Vanguard Group	3,830,895	(16)	6.85%
FMR	3,447,049	(17)	6.17%
Renaissance Technologies	3,022,900	(18)	5.41%

*	Percentage of ownership of less than one percent.

(1)

Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Smith & Wesson Brands, Inc., 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC taking into effect shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 55,900,419 shares outstanding on August 21, 2020. The numbers and percentages shown include shares actually owned on August 21, 2020, shares that the identified person or group had the right to acquire within 60 days of such date, and shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of August 21, 2020 upon the exercise of options or the delivery of RSUs or PSUs and all shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record

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date are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.

(3)	Includes 12,290 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(4)	Includes 12,268 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(5)

Includes (a) 5,501 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 14,455 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(6)

Includes (a) 10,000 shares issuable upon exercise of vested stock options; (b) 5,501 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (c) 14,455 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(7)

Includes (a) 5,501 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (b) 14,455 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (c) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board. The shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002.

(8)

Includes (a) 5,501 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 14,455 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date. The shares are held by Stockbridge Enterprises, L.P., of which Mr. Saltz is the Manager.

(9)

Includes (a) 5,501 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (b) 14,455 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (c) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(10)	Includes 12,904 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(11)

Includes (a) 4,225 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 11,421 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(12)

For current Directors and Executive Officers of our company, includes (a) 10,000 shares issuable upon exercise of vested stock options; (b) 33,006 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (c) 111,288 shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date; and (d) 6,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(13)

For former Directors and Executive Officers of our company, includes (a) 15,227 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 53,235 shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date.

(14)

Based on the statement on Amendment No. 11 to Schedule 13G filed with the SEC on February 5, 2020, BlackRock, Inc. has sole voting power over 4,749,711 shares and sole dispositive power over 4,850,631 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(15)

Based on the statement on Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP has sole voting power over 4,404,029 shares and sole dispositive power over 4,585,306 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.

(16)	Based on the statement on Amendment No. 10 to Schedule 13G filed with the SEC on February 12, 2020, The Vanguard Group has sole voting power over 49,734 shares; shared voting power over 3,196 shares;

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

sole dispositive power over 3,782,365 shares; and shared dispositive power over 48,530 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)

Based on the statement on Schedule 13G filed with the SEC on February 7, 2020, FMR LLC has sole voting power over 403,177 shares; and FMR LLC and Abigail P. Johnson each have sole dispositive power over 3,447,049 shares. The address of FMR LLC and Abigail P. Johnson is 245 Summer St., Boston, MA 02210.

(18)

Based on the statement on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2020, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation each have sole voting and dispositive power over 3,022,900 shares. The address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York 10022.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, policies of our company (including those set forth above under “Corporate Governance” or published on our website), and the listing standards of Nasdaq. As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel or Internal Auditor.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

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PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of those serving as our Chief Executive Officer, our Chief Financial Officer, and our two other executive officers) as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. Similarly, our executive compensation program is designed so that stock-based compensation focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive compensation tables for more information.

Base Salaries. We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. We increased the base salaries of each of our new Co-Chief Executive Officers, our Chief Financial Officer, and our other named executive officers in fiscal 2020, but we did not increase the base salary of our former Chief Executive Officer.

We maintain a performance-based cash incentive compensation program. We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, we focus on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, we also consider individual objectives, responsibilities, and performance. Our performance-based cash incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. Based on the achievement of pre-established objective financial performance targets under our 2020 Executive Annual Cash Incentive Program that were higher than for fiscal 2019, the Compensation Committee awarded our named executive officers performance-based cash incentive compensation of between 50% and 300% of target.

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in tying executive rewards directly to our

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long-term success and focusing our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation consists primarily of RSUs and PSUs. We generally set the vesting schedule for RSUs over multiple year periods to encourage executive retention. We generally establish multi-year performance requirements for the vesting of PSUs to reward long-term company performance. As described in the “Compensation Discussion and Analysis” section, it is our practice to grant stock-based compensation to our executive officers prior to the beginning of the applicable fiscal year.

Independent Compensation Consultant. The Compensation Committee retains and works closely with Compensia, an independent national compensation consulting firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

We value and consider the feedback we receive from our stockholders regarding our executive compensation programs. The feedback from our stockholders, and our resulting actions, are described in the Compensation Discussion and Analysis. The Compensation Committee carefully monitors the compensation of our peer group companies, conduct stockholder outreach, and consider the views of proxy advisory firms and our compensation committee also gets substantial input from an experienced and highly regarded firm of compensation consultants. The Compensation Committee considers, in the context of the highly cyclical industry environment in which our company operates and is forecasted to be operating during the applicable fiscal year, the fiscal year operating budget prepared by management. The Compensation Committee then develops the Annual Executive Cash Incentive Program for the forthcoming fiscal year after the foregoing peer group review, compensation consultant advice, stockholder outreach, and review of proxy advisory firm policies. The Compensation Committee attempts to design an incentive plan, which is challenging but attainable, that incentivizes management at budget targets as well as at various levels of out-performance given industry conditions.

We urge our stockholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and other related tables and narrative disclosures, which describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion set forth in this proxy statement.

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PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The say-on-pay vote is advisory, and therefore not binding on our company, our Board of Directors, or our Compensation Committee. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

Our recommendation is particularly strong given our management’s performance during fiscal 2020 despite the onset of COVID-19 pandemic that closed down the operations of many companies. Our management team was able to keep our entire business operating due to a broad range of safety procedures and cleaning protocols, which were implemented early and aggressively to significantly reduce the risk of COVID-19 transmission and keep our employees safe. The ability of the business to remain operational during that period allowed our business to address an increase in consumer demand that began during our fiscal fourth quarter. Our management team also performed in an exemplary manner while devoted substantial time and attention to the Separation. Our management’s actions were instrumental in delivering a strong conclusion to fiscal 2020 and beyond.

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PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee has appointed Deloitte & Touche LLP to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2021 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence and has determined that Deloitte & Touche LLP’s independence is not compromised by providing such services.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by Deloitte & Touche LLP for the fiscal years ended April 30, 2019 and 2020 are as follows:

	2019	2020
Audit Fees	$915,000	$2,855,796
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total	$915,000	$2,855,796

Audit services for fiscal 2019 and 2020 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and the review of our quarterly financial statements. Audit fees in 2020 related to the Separation were $1,872,946.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audits, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

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PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Deloitte & Touche LLP described above under the caption “Audit-Related Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2021.

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

The Sisters of the Holy Names of Jesus and Mary and Catholic Health Initiatives, or the Proponents, have notified the company that they intend to present a proposal, or Current Proposal, at the Annual Meeting that reads as follows:

RESOLVED: Shareholders request that the Board of Directors of American Outdoor Brands Corp. (“AOBC”)1 adopt a comprehensive policy articulating its commitment to respect human rights, which includes a description of proposed due diligence processes to identify, assess, prevent and mitigate actual and potential adverse human rights impacts.

WHEREAS: The UN Guiding Principles on Business and Human Rights (hereinafter UNGPs), state:

The responsibility to respect human rights requires that business enterprises: (a) Avoid causing or contributing to adverse human rights impacts through their own activities, and address such impacts when they occur; [and] (b) Seek to prevent or mitigate adverse human rights impacts that are directly linked to their operations, products or services by their business relationships, even if they have not contributed to those impacts.2

In order to meet their responsibility to respect human rights, business enterprises should have in place policies and processes appropriate to their size and circumstances, including . . . [a] policy commitment to meet their responsibility to respect human rights.3

As investors, we seek to identify and assess human rights risks and impacts in portfolio companies because they can have direct implications for shareholder value and, depending on how they are managed, can affect a company’s long-term viability.

Given the lethality of firearms products and the potential for their misuse, the risk of adverse human rights impacts is especially elevated for all gun manufacturers, including AOBC.

Companies exposed to human rights risks may incur significant legal4, reputational and financial costs that are material to investors, and a public-facing human rights policy that includes a human rights due diligence process is essential to managing these risks. The responsibility of business enterprises to respect human rights applies to all enterprises regardless of their size, sector, operational context, ownership or structure. Nevertheless, the scale and complexity of the means through which enterprises meet that responsibility may vary according to these factors or with the severity of the enterprise’s adverse human rights impacts.

While AOBC has a number of corporate policies, including a Code of Ethics, the information available on its web site does not mention a public commitment to respect human rights.

A public policy that articulates the company’s commitment to respect human rights and describes its efforts to avoid contributing to adverse human rights impacts would assure shareholders that these risks are being adequately managed.

The UNGPs recommend that such a policy should:

•	Refer to internationally recognized human rights.

[1]	We changed our name to Smith & Wesson Brands, Inc. on May 29, 2020, after the Current Proposal was filed.
[2]	https://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf (section 13)
[3]	https://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf (section 15a)
[4]	https://www.bloomberg.com/news/articles/2019-12-17/smith-wesson-sued-by-victims-of-2018-mass-shooting-in-toronto

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

•

Stipulate that the human rights expectations of personnel, business partners and other parties directly linked to its operations, products or services will be publicly available and communicated to all relevant parties;

•	Apply throughout the company’s value chain and in operating environments regardless of legal requirements; and

•	Be embedded throughout company functions and reflected in operational policies and procedure.

Proponent Catholic Health Initiatives owned shares of our common stock that had a market value of over $2,000 on the date the Proponents notified us of its intent to file the Current Proposal. The Proponents’ addresses are: Sr. Judy Byron, Sisters of the Holy Names of Jesus and Mary, PO Box 398, Marylhurst, OR 97036 and Laura Krausa, System Director Advocacy Programs, Catholic Health Initiatives, 198 Inverness Drive West, Englewood, CO 80112.

Summary of Our Position and Board of Directors Recommendation

Despite having acknowledged in their 2018 proposal (the “2018 Proposal”) that “[g]un violence is a public health crisis with extraordinary human and financial costs,” the Proponents persist in their argument that a human rights policy, which necessarily would contain an obligation to mitigate these “extraordinary” costs, would have no impact on our business model. Instead, the Proponents present to shareholders an unrealistic picture, touting the Current Proposal as providing only benefits.

The Current Proposal is the third straight year that the Proponents have proposed a shareholder resolution rooted in the United Nations Guiding Principles on Business and Human Rights (“UNGP”).5 In the 2018 Proposal, the Proponents requested that the Board issue a report (the “Shareholder Report”) on our activities relating to gun safety measures and the monitoring of violent acts associated with the company’s products. In the Exempt Solicitation filed in connection with that proposal, the Proponents stated:

Importantly, events of gun violence have led to mounting public backlash against gun makers and retailers including calls for boycotts, divestment and demands for gun safety regulation at both the federal and state levels. This environment presents serious business risks which demand a meaningful response from AOBC. The UN Guiding Principles on Business and Human Rights make clear the corporate responsibility to seek to prevent or mitigate adverse human rights impacts that are directly linked to their operations, products or services by their business relationships, even if they have not contributed to those impacts.6

(emphasis in original, footnote omitted).

In February of 2019, we produced the Shareholder Report, as requested by the Proponents in the 2018 Proposal. We also went further than requested. Instead of merely reporting, we retained a

[5]

United Nations, Guiding Principles on Business and Human Rights: Implementing the United Nations ‘Protect, Respect and Remedy’ Framework, U.N. Doc. HR/PUB/11/04 (2011), https://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf.

[6]

American Outdoor Brands Corp., Notice of Exempt Solicitation Submitted by Non-Management (Form PX14A6G) filed by Intercommunity Peace & Justice Ctr. (Aug. 22, 2018) at p. 1, available at https://sec.report/Document/0001214659-18-005657/.

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leading social media monitoring company to implement a monitoring program, to evaluate the risks identified by the Proponents. That monitoring program included a retrospective component, looking back twelve months before we published our Shareholder Report. The results of the retrospective monitoring were summarized in the Shareholder Report. We also instituted an ongoing monitoring program for those risks (our “Monitoring Program”), and that Monitoring Program continues to this day. The results of Monitoring Program are reported to us monthly, and those results become part of our consideration of financial and reputational risk issues, including those raised by the Proponents’ Current Proposal.

In 2019, the Proponents presented a shareholder proposal (the “2019 Proposal”) that would have required the company to adopt a human rights policy. The 2019 Proposal was identical in all material respects, to the Current Proposal. The company’s voting shareholders rejected the 2019 Proposal by an approximately 2 to 1 margin. In opposing the 2019 Proposal, we identified a host of existing policies and explained how those policies addressed the reputational and financial risks raised by the Proponents. The 2019 Proposal was the subject of an extensive debate regarding the obligations imposed by the UNGP, the high costs of conducting the requested due diligence and of mitigating even indirect and potential “human rights impacts.” The company provided shareholders with potential financial costs of mitigating these “human rights impacts” as estimated by high profile third-parties, such as Amnesty International (“Amnesty”), that were in the tens, if not hundreds, of billions of dollars. While the Proponents argued that they were not affiliated with Amnesty, they never expressed any disagreement with Amnesty’s conclusions on potential financial costs to the company. despite having ample opportunity to do so.

In connection with the 2019 Proposal, we met with many shareholders to discuss the reputational and financial issues raised by the proposal and obtained shareholder feedback. Those discussions demonstrated that most shareholders believed that it would be productive for us to develop a policy that provided a more holistic approach to risk, one that tied together the company’s various policies. For that reason, despite the rejection of the 2019 Proposal by the shareholders, we adopted our “Corporate Stewardship Policy” (the “Policy”).7 The Policy addresses shareholder concerns in a manner the Board views as consistent with and appropriate for the nature and size our business.

Despite the voluntary steps we have taken in response to feedback from shareholders during our engagement activities, and our development of policies we believe are specific to and appropriate for our business, the Proponents now return for a third year, once again raising the specter of financial and reputational risk and insisting on a human rights policy consistent with the UNGP. We view the newly adopted Corporate Stewardship Policy, along with pre-existing policies and practices, including our Monitoring Program, as placing the reputational and financial risk issues raised by the Proponents in their proper context. Given that we operate almost entirely within the United States, a country with strong constitutional and legal protections for human rights, attempts to address the broader human rights issues that the Proponents present would create substantial potential liability for only marginal, if any, additional benefit.

The financial and reputational issues the Proponents raise also appear to have little merit considering the results of the Monitoring Program implemented by the company. Monitoring has made it clear that the primary risk to our company comes from the efforts of gun control advocates, a group that is unlikely to be moved by the adoption of a human rights policy, to stop its attacks on the company. The financial and reputational risk that is most relevant to the company is the risk that a

[7]	Smith & Wesson Brands, Inc., Corporate Stewardship Policy, https://ir.smith-wesson.com/corporate-stewardship-policy.

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human rights policy will affect the company’s product offerings or engagement in society in a way that will alienate our supporters in the firearms enthusiast community.

Once again, the Current Proposal is presented as purely beneficial to the company, failing to mention the substantial costs and liabilities the Current Proposal may, and likely will, impose on us. The Proponents do so despite their prior statement in the 2018 Proposal that “[g]un violence is a public health crisis with extraordinary human and financial costs.” The Proponents seek to avoid the obvious meaning of this statement by arguing in a July 13, 2020 letter to the U.S. Securities and Exchange Commission that the company has “discretion to select the specific human rights principles that will be included in its policy, . . . .”8 But the international human rights regime that the Proponents seek to impose on us is not an a la carte menu, from which a company can select and pay only for what it wants. In any event, the Proponents obviously believe that our discretion is severely limited, as demonstrated by their complete rejection of our Corporate Stewardship Policy as a valid exercise of that discretion. Shareholders should consider the substantial potential costs of the Current Proposal as articulated by the Proponents themselves, their affiliated organizations, and the most well-known and influential international human rights organizations, that have a much greater public profile and presence than the Proponents.

For these reasons, without question, the Current Proposal is contrary to the best interests of our shareholders. Accordingly, the Board of Directors strongly recommends a vote “AGAINST” the Current Proposal.

Detailed Support for Our Position

The Company’s Existing Policies and Its Recently Adopted Corporate Stewardship Policy Adequately Address the Company’s Financial and Reputational Risk

In 2019, the Proponents submitted the 2019 Proposal, centered on human rights issues, which in all material respects, is identical to the Current Proposal and which also relied on the UNGP. Our shareholders rejected the 2019 Proposal, with approximately 64% of the votes cast against the proposal.

Despite that rejection by shareholders, we moved to address those aspects of the 2019 Proposal relevant to our business. We had extensive conversations and exchanges with shareholders over the human rights issues raised by the Proponents. Part of this discussion included the extent to which private party enforcement of human rights violations was necessary in the United States, where the legal and regulatory framework already is highly protective of human rights. In this respect, we took note of the fact that human rights issues most often arise in supply chains for which there is inadequate oversight, or which involve multiple foreign countries with questionable human rights enforcement. In addition, at the Board’s direction, our management team engaged in communications with the Proponents about their various proposals. Because the company and its suppliers operate primarily in the United States, where there is a valid, competent, existing legal and regulatory framework to address any human rights abuses that may exist, we concluded that an extensive policy and program focused exclusively on human rights issues had limited relevance to our business.

Our discussion with shareholders did make clear that there were aspects of corporate social responsibility and human rights on which shareholders desired greater clarity. This shareholder engagement resulted in our recently adopted Corporate Stewardship Policy that further clarifies our approach to Environmental, Social, and Governance (“ESG”) issues of specific relevance to the

[8]	Letter from Sister Judy Byron to U.S. Securities and Exchange Commission (Jul. 13, 2020) at p. 3.

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company. The Policy expressly recognizes that “reducing the harm caused by the unlawful or improper use of any product, including firearms, is an issue of legitimate public concern” and that mitigating this harm “may foster a greater understanding of the benefits of private ownership of firearms.” The Policy articulates our desire to achieve the dual objectives of (i) addressing “employee, safety, and governance risks, including the risks caused by the unlawful or improper use of firearms, and (ii) preserving the right to bear arms enshrined in the United States Constitution.” The Policy further discusses the actions we propose to take to meet these objectives, including, “[s]triv[ing] to manage our environmental impact and look[ing] for opportunities to minimize our environmental impact across our operations” and “[e]valuat[ing] financial and reputational risk to the company arising from the organized opposition to the private ownership of firearms and identifying ways to mitigate such risk.”

Our Corporate Stewardship Policy does not exist in a vacuum. It supplements our existing policies, including our comprehensive “Code of Business Conduct” and related “Guidelines on Ethical Behavior,” as well as other policies and procedures the company has in place to address various risks relevant to our business, including those related to business ethics, anti-corruption, trade compliance, third-party due diligence, environmental health and safety, firearms compliance, and corporate governance. The Policy also integrates all those policies, much in the way that the Proponents argued a human rights policy should be “embedded throughout company functions and reflected in operational policies and procedure.” The significant difference being that the Policy does not expose the company to the sweeping obligations and liabilities that the Proponents themselves have identified as “extraordinary human and financial costs.” Instead, the Policy focuses on addressing ESG issues in a manner consistent with the company’s lawful business, the robust legal protections afforded human rights in the company’s major market, and shareholder value.

Taking the Proponents at their word that the objective of their proposal is to mitigate financial and reputational risk to SWBI, our policies achieve that objective far more effectively. The Proponents implicitly accept that this is the case, as their only criticism of our approach is that our existing policies do not “mention” human rights. That is a distinction without a meaningful difference to the Proponents’ stated concerns about risk mitigation, as such mitigation is a function of action, not words.

The Human Rights Concerns Identified by the Proponents Are Mitigated by a Detailed Constitutional, Legal, and Regulatory Framework

The unstated premise of the Current Proposal and the Proponents’ arguments is that absent a specific human rights policy, with a detailed due diligence component, a significant risk exists that human rights violations will occur. That premise is false because an extensive legal regime exists to protect human rights in the context of the company’s business. In fact, the modern view of human rights is codified in the Universal Declaration of Human Rights of 1947, which expressly recognizes the duty of States to protect human rights. Even the UNGP on which the Current Proposal is based, and on which the Proponents’ rely heavily, leads with a discussion of this duty.

States must protect against human rights abuse within their territory and/or jurisdiction by third parties, including business enterprises. This requires taking appropriate steps to prevent, investigate, punish and redress such abuse through effective policies, legislation, regulations and adjudication.9

This State obligation to protect human rights is particularly well-respected in the United States, the country in which all of our manufacturing operations reside, in which all but two of our employees reside, and from which we derive greater than 96% of our revenue from the sale of our products. In

[9]	UNGP Section I.A.1.

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fact, in addition to the many laws in the US that protect human rights, the State Department of the United States has a Bureau of Democracy, Human Rights, and Labor. Many international organizations also exist which are engaged in the effort to protect human rights, such as the United Nations High Commissioner for Human Rights, the Human Rights Council, Office of Democratic Institutions and Human Rights of the Organization for Security and Co-Operation in Europe, the Organization for Economic Co-operation and Development, and the International Labor Organization, to name just a very few.

Because of the existing human rights framework, the question for us is not whether to adopt some general or abstract human rights policy that may become an endless source of debate – and disagreement – with groups that wish to advance certain agendas. Rather, it is the extent to which human rights issues present a unique challenge to the company that are best addressed by a company policy. The Board has listened to shareholder input on this issue and has concluded that with the adoption of our Corporate Stewardship Policy, the company has addressed the most pressing issues relevant to the company.

SWBI’s Monitoring Program Has Established That the Reputational and Financial Risks Identified by the Proponents are Overstated or Misplaced

In connection with the Proponents’ 2018 Proposal for a shareholder report on our activities relating to gun safety measures and the monitoring of violent acts associated with the company’s products, we decided to conduct an independent and empirical analysis of the Proponents’ allegations of risk. To that end, the company engaged a leading media monitoring company to conduct both a retrospective and prospective analysis of the issues raised by the Proponents. Our Monitoring Program was designed to focus on three issues presented by the Proponents: (1) tracking the use of Smith & Wesson firearms in crimes; (2) understanding how the company’s firearm products are used; and (3) assessing reputational risk for the company. We have modified or expanded on these issues based on experience with the Monitoring Program.

Our Monitoring Program established that the concerns raised by the Proponents that underpinned their 2018 requests for a shareholder report and their 2019 request for a human rights policy based on the UNGP, were either misplaced or overstated. In 2019, the Monitoring Program captured approximately 265,000 mentions of the company and its relevant sub brands, chief among those, Smith & Wesson. By a wide margin, the overall conversation around the company and our products came from firearms enthusiast and pro-Second Amendment communities, which conversations were favorable toward the company and our brands. The absence of any general discussion around the reputational or financial risk issues raised by the Proponents suggests that such negative discussion resides exclusively with gun control advocates and, therefore, poses no additional risk to the company.

In terms of reports on violence and crimes, the Monitoring Program revealed that firearm brands rarely are mentioned in such reports. Outside of a few major, well-publicized events, such as the February 2019 shooting at a plant in Aurora, Illinois, the brand of the weapon is not a factor in the discussion of the violent acts in which a firearm is used.

The risk of reputational or financial harm is further mitigated by the fact that discussions of risk in the media focus on firearms generally and not any brand of firearms. For example, even with the extensive coverage of major events skewing the numbers, the company, Smith & Wesson or another company brand only factored into the conversation in less than 1% of total coverage on the highly publicized issue of background checks (3,021 mentions in over 425,000). In fact, that pattern held true

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of all media mentions of risks identified by the Proponents. Media mentions rarely reference the company or any of its brands. For example, in the 1.2 million references to mass shootings in social and traditional media in 2019, Smith & Wesson was mentioned in less than one half of one percent (~0.3%) of such coverage.

While brands are very infrequently mentioned, gun control advocates do use these events to push forward with their gun control agenda. That, however, is a risk that is well-known to the firearms industry and to the company, one that our Board always has disclosed in our Report on Form 10-K and other periodic disclosures, and about which our shareholders and other stakeholders are well-informed. This is not a risk that can be mitigated by adopting a human rights policy, unless that policy also requires precisely the types of restrictions on the sale of firearms, and changes to the company’s business that the Proponents argue their human rights policy would not require.

Our Monitoring Program did confirm that one of the most substantial risks we face, is taking any action or position that would diminish our strong support from gun enthusiasts, the pro-Second Amendment community, or others that are likely to purchase our products. While high-profile, emotional events are meaningful to the media and to the gun control community, our Monitoring Program revealed that such events do not result in any significant negative change in the views of these groups and communities that are supportive of the company and its products. To the contrary, support for the firearms industry appears to be inversely related to negative mentions in the media and increased calls for gun control. For example, the Monitoring Program showed that “after the shooting at a plant in Aurora, Illinois, references to Smith & Wesson in media coverage quickly fell to their usual low levels, while social media activity from a supportive enthusiast community spiked.”

The results of our monitoring of financial and reputational risk, lead to two broad conclusions. Most importantly, the greatest risk to the firearms industry and our company is from gun control advocates that are highly organized and that seek to impose their preferred solutions on the industry. This risk cannot be eliminated, because there is no alignment between and among this diverse group of advocates, as to the scope of the perceived problem or their preferred solutions. The range of disagreement is wide, from groups that share the company’s views, to those that seek an outright ban on the manufacture and sale of firearms to private citizens. The result, is an environment where the risk from these gun control advocates cannot be mitigated, short of accepting the agendas of the more extreme groups. In other words, adopting a human rights policy such as that proposed by the Proponents will not placate those groups that present the greatest risk.

Second, at the grass roots level, overwhelming support exists for the firearms industry generally and Smith & Wesson products specifically. But that support is rooted in strongly held views regarding the Second Amendment, which support can quickly dissipate if we act in a manner contrary to those views. It is entirely plausible that our customers may view the adoption of a human rights policy of the type advocated by the Proponents in the Current Proposal, as a movement toward restrictions on the manufacture or sale of certain firearms. Our customers are educated on gun control issues, including the well-known opposition to the Second Amendment, particularly in the international human rights community. While the Proponents use generalized human rights language to describe their proposal, they have been forthright that their core concern is the private ownership of firearms, or at least the sale and distribution of some firearms. Our customers are not likely to miss that point, especially if it comes to implementing restrictions that may be required by a human rights policy, and subjecting the company to the Proponents’ notions of human rights. Our Monitoring Program, and our experience as a 168-year-old firearms manufacturer, demonstrates that such a risk is a substantial one, and one that is not counter-balanced by any alleged benefits of the Current Proposal.

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

The Current Proposal Fails to Disclose the Extent of the Obligations It Seeks to Impose or the Costs of Those Obligations

In response to the Proponents’ 2019 Proposal, the Board detailed how third parties with far more influence than the Proponents discussed the use of human rights principles to restrict firearms ownership. Rather than reiterate those arguments, the Board believes it may be of greater value to point out that, regardless of the Proponents’ own intentions, the demand to impose an extensive and ill-defined human rights regime onto a firearms business has the possibility of being destructive of shareholder value.

Despite having acknowledged in their 2018 Proposal that “[g]un violence is a public health crisis with extraordinary human and financial costs,” the Proponents persist in their argument that a human rights policy, which necessarily would contain an obligation to mitigate these “extraordinary” costs, would have no impact on our business model. Instead, the Proponents present to shareholders an unrealistic picture of the Current Proposal, as providing only benefits. The Proponents even have taken issue with our non-controversial statement observation that the Current Proposal could result in financial or legal liability, stating in correspondence to the SEC that “human rights due diligence does not lead to liability.”

Yet just this past May, the Proponents’ affiliate, the Interfaith Center on Corporate Responsibility (“ICCR”), published through its Investor Alliance for Human Rights project an Investor Toolkit on Human Rights (“ICCR Toolkit”) that says the opposite. 10 The ICCR Toolkit makes it clear that mitigation efforts include financial compensation for the human rights impacts of firearms.

This includes “apologies, restitution, rehabilitation, financial or nonfinancial compensation, punitive sanctions (whether criminal or administrative, such as fines), as well as the prevention of harm through, for example, injunctions or guarantees of non-repetition.” Where a business causes or contributes to adverse impacts, it should play a role in providing remedy.

(emphasis added).11

This assessment of the specific liabilities that a human rights policy would impose, made by the Proponents’ affiliate, is far more consistent with other, high-profile organizations than the Proponents’ dismissive treatment. Many of these organizations, such as Amnesty International, have taken the position that most private ownership of firearms is inconsistent with the international human rights regime that underpins the UNGP on which the Current Proposal is based. See Amnesty International, In the Line of Fire: Human Rights and the U.S. Gun Violence Crisis (the “Amnesty International Report”).12 The Amnesty International Report provides an estimate of the potential liability the Current Proposal threatens to impose on the company for the “human rights impacts” of firearm violence, of $3 billion a year in direct costs and up to $222 billion a year in indirect costs.13

[10]

Investor Alliance for Human Rights, Investor Toolkit on Human Rights (May 2020), https://investorsforhumanrights.org/sites/default/files/attachments/2020-05/Full%20Report
-%20Investor%20Toolkit%20on%20Human%20Rights%20May%202020c.pdf.

[11]	ICCR Toolkit at 12.
[12]

See Amnesty International, In the Line of Fire: Human Rights and the U.S. Gun Violence Crisis (Sept. 12, 2018), https://www.amnestyusa.org/wp-content/uploads/2018/09/Gun-Report-Full_16.pdf (the “Amnesty International Report”).

[13]	Amnesty International Report at pp. 115-116.

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

Despite being presented with the many opportunities to do so, the Proponents have never disagreed with or rejected the Amnesty International Report. Rather, they have offered only the protestation that they are not “affiliated” with Amnesty. However, one organization with which they are affiliated, the ICCR, has published an “Investor Statement on Gun Violence” which claims that “the annual cost of care for victims of gun violence is an average of $2.8 billion in emergency-room and inpatient charges alone; when lost wages are factored in, the financial burden rises to $45 billion annually.”14 The Giffords Law Center, which is allied with the ICCR, estimates the cost of gun violence to be at least $229 billion a year, before taking into consideration the additional costs of pain and psychological harm.15

From the perspective of what shareholders need to know to measure the potential risk and impact of the Current Proposal, it is not important whether the Proponents agree with these positions. These organizations have a greater public presence, magnitudes larger budgets, and are far more relevant to the international human rights discussion than are the Proponents. If these well-known and highly influential organizations have identified human rights “impacts” associated with the manufacture and sale of firearms, then they or others like them can effectively push the position that we must mitigate such impacts in whole or in part under the proposed human rights policy. The cost of such mitigation is something shareholders should consider in determining the impact of the Current Proposal on shareholder value. Yet, the Proponents not only have provided no basis for shareholders to evaluate this critical issue, they have acted in a manner that prevents shareholders from understanding the scope of the potential liability.

Similarly, the Proponents’ demand that we adopt a “due diligence processes to identify, assess, prevent and mitigate actual and potential human rights impacts.” The Proponents fail to explain that the scope and impact of this request is extremely broad. For example, according to the UNGP Interpretive Guide, “[t]he idea of human rights” includes the “right to be treated with dignity.”16 The ICCR Toolkit contains a similarly broad definition:

In general terms, human rights are what every individual is entitled to in order to live a life of fundamental welfare, dignity, and equality. They include civil and political rights such as the rights to life, freedom from harassment and discrimination, privacy, and freedom of expression; economic, social, and cultural rights such as the rights to work, social security, and education; and labor rights such as the rights to freedom of association, collective bargaining, and freedom from forced labor and the worst forms of child labor.17

The ICCR specifically mentions the right to culture, the right to an effective remedy, and even the right to rest and leisure as human rights to which the due diligence and mitigation obligation would apply.18 Merely identifying these issues should alert shareholders to the virtually unlimited scope of the rights the Proponents would seek to compel the company to not merely defend, but to affirmatively advance. The ICCR Toolkit provides a particularly illustrative example of the unexpected

[14]	Investor Statement on Gun Violence, Interfaith Center on Corporate Responsibility, https://www.iccr.org/investor-statement-gun-violence.
[15]	[14]See The Economic Cost of Gun Violence, Giffords Law Center to Prevent Gun Violence, https://lawcenter.giffords.org/resources/the-economic-cost-of-gun-violence/.
[16]

See UN Human Rights Council, The Corporate Responsibility to Respect Human Rights: An Interpretive Guide, at 9, U.N. Doc HR/PUB/12/2 (2012), https://www.ohchr.org/Documents/Publications/HR.PUB.12.2_En.pdf (“UNGP Interpretive Guide”).

[17]	ICCR Toolkit at 9.
[18]	Id. at 45.

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

consequences of the Proponents’ approach. That cited example describes a technology company’s government contract with the U.S. Immigration and Customs Enforcement (ICE) and the human rights risk presented, merely because the company’s contract assisted ICE with immigration law enforcement.19 Placing that in the context of our firearms sales to police, particularly in the context of recent ‘Defund the Police’ movements, provides meaningful insight to the unstated consequences of a human rights policy.

Similarly, an “adverse human rights impact” is any action “that removes or reduces the ability of an individual to enjoy his or her human rights.”20 This includes “[p]otential Human Rights Impacts,” which may occur but have not yet occurred. The commitment to redress these impacts has no apparent limiting principle as it applies “even if they [the company] have not contributed to those impacts.”21 In other words, the Current Proposal would impose completely unknown obligations – the requirement to assume liability to “mitigate” in some undefined way any “potential” (i.e., unknown) impact to the “dignity” of a human being, even those caused by third-parties. According to the Current Proposal, the duty to mitigate human rights impacts would “[a]pply throughout the company’s value chain and in operating environments regardless of legal framework; . . .” Obviously, the Proponents use the relatively common term “due diligence” to identify something drastically different than shareholders might imply from the common meaning of that term. Shareholders should understand that the due diligence described in the UNGP and that would be required if shareholders approve the Current Proposal, has substantial inherent costs, both in terms of the process imposed on the company, and in terms of the liability that claims for “remediation” will create.

In the past three years, the Board has taken a number of steps to address in an appropriate and targeted manner the reputational and financial concerns raised by the Proponents. These steps should be fully implemented, and their effectiveness measured before considering additional steps, particularly those which identify no clear additional benefit while imposing substantial obligations and costs on the company. For these reasons, and those detailed above, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

[19]	Id. at 30.
[20]	UNGP Interpretive Guide at 7.
[21]	Id. at 15.

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DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2021 Annual Meeting Pursuant to SEC Rule 14a-8

If any stockholder intends to present a proposal (other than for director nominations) for inclusion in our proxy materials for our 2021 Annual Meeting of Stockholders, such proposal must comply with all of the procedural and substantive requirements of SEC Rule 14a-8 under the Exchange Act and must be submitted in writing and received by us at Smith & Wesson Brands, Inc., 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary, not less than 120 calendar days prior to the anniversary of the date our definitive proxy statement was first released to stockholders in connection with our 2020 Annual Meeting of Stockholders, unless the date of our 2020 Annual Meeting of Stockholders shall have been accelerated or delayed by more than 30 days from October 13, 2021, in which case the deadline for submission of the stockholder proposal is a reasonable time before we begin to print and disseminate our definitive proxy materials. Any proposal and supporting statement submitted by a stockholder pursuant to SEC Rule 14a-8 for inclusion in our proxy statement may not exceed an aggregate of 500 words.

Deadline for the Submission by Stockholders of Company Director Nominations and Other Business Proposals Not for Inclusion in Our Proxy Statement for Our 2021 Annual Meeting

Our bylaws require that any stockholder desiring to nominate one or more persons for election to our Board of Directors, or to propose other business not for inclusion in our proxy statement pursuant to SEC Rule 14a-8, in each case for consideration and a vote at our 2021 Annual Meeting of Stockholders must give timely written notice of such nomination or other business proposal by delivery thereof to us at Smith & Wesson Brands, Inc., 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary. To be timely, such notice must be so delivered not later than the close of business on July 15, 2021 (i.e., the 90th day prior to the first anniversary of our 2020 Annual Meeting of Stockholders), nor earlier than the close of business on June 15, 2021 (i.e., the 120th day prior to the first anniversary of our 2020 Annual Meeting of Stockholders), unless the date of our 2021 Annual Meeting of Stockholders is held earlier than September 13, 2021 (i.e., more than 30 days prior to the first anniversary of our 2020 Annual Meeting of Stockholders) or later than December 22, 2021 (i.e., more than 70 days after the first anniversary of our 2020 Annual Meeting of Stockholders), in which case the notice must be so delivered to us not earlier than the close of business on the 120th day prior to our 2021 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to our 2021 Annual Meeting of Stockholders or (ii) the 10th day after the date on which a public announcement of the date of our 2021 Annual Meeting of Stockholders is first made by us. The foregoing 30-day submission period and corresponding time limits also apply in determining whether notice is timely for purposes of applicable SEC rules relating to our exercise of discretionary voting authority.

Deadline and Requirements for the Submission by Stockholders of Company Director Nominations for Inclusion in Our Proxy Statement for Our 2021 Annual Meeting Pursuant to Our Proxy Access Bylaw

Our bylaws permit any eligible stockholder, or any group comprised of up to 20 eligible stockholders, who has beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit to us director nominations for inclusion in our proxy materials. The maximum number of [qualified] director-nominees which may be submitted by stockholders for inclusion and included in our proxy materials pursuant to such bylaw (commonly referred to as “proxy access”) is the greater of (i) two or (ii) 20% of the total number of directors then serving in office at the deadline for proxy access nominations (rounded down to the nearest whole number). Any eligible stockholder desiring to nominate a qualified director for our 2021 Annual Meeting of Stockholders

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DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS

pursuant to our proxy access bylaw must give timely written notice of the nomination by delivery thereof to us at Smith & Wesson Brands, Inc., 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary. To be timely, such notice must be so delivered not later than the close of business on April 30, 2021 (i.e., the 120th day prior to the anniversary of the date our definitive proxy statement was first released to stockholders in connection with our 2020 Annual Meeting of Stockholders), nor earlier than the close of business on March 31, 2021 (i.e., the 150th day prior to the anniversary of the date our definitive proxy statement was first released to stockholders in connection with our 2020 Annual Meeting of Stockholders), unless the date of our 2021 Annual Meeting of Stockholders is held earlier than September 13, 2021 (i.e., more than 30 days prior to the first anniversary of our 2020 Annual Meeting of Stockholders) or later than December 12, 2021 (i.e., more than 60 days after the first anniversary of our 2020 Annual Meeting of Stockholders), in which case the notice must be so delivered not earlier than the close of business on the 120th day prior to our 2021 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to our 2021 Annual Meeting of Stockholders or (ii) the 10th day after the date on which a public announcement of the date of our 2021 Annual Meeting of Stockholders is first made by us. Our bylaws also provide that a stockholder is not eligible to submit a director nomination pursuant to our proxy access bylaw, and an individual is not qualified to be a director nominee pursuant to our proxy access bylaw, if such stockholder or individual, as the case may be, at any time during the three years prior to the date of such notice of nomination or our 2021 Annual Meeting of Stockholders, has initiated, financially sponsored, supported or otherwise actively participated in any initiative, campaign, or other process seeking to (i) advance an agenda not directly related the enhancement of stockholder value or (ii) restrict, eliminate, or declare unlawful any business or operation of our company or any of our subsidiaries that has generated revenue, positive earnings, and/or net income in our 2020 fiscal year.

Important Stockholder Notice Requirements

In addition to the foregoing requirements, in the case of stockholder proposals not made pursuant to SEC Rule 14a-8 and in the case of stockholder nominations of directors pursuant to our proxy access bylaw, our bylaws require a stockholder’s written notice of a director nomination or the proposal of other business, as applicable, to contain, among other things:

•	the name and address of the stockholder giving the notice and the beneficial owner, if any, on whose behalf such notice is given;

•	the class and number of shares owned beneficially and of record by the stockholder and any beneficial owner;

•

whether and the extent to which hedging and other transaction(s) have been entered into by or on behalf of the stockholder or any beneficial owner (including any agreement, arrangement, or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes, or increase the voting power of such stockholder or any such beneficial owner) and a general description of such activity; and

•

whether and the extent to which the stockholder or any beneficial owner has any significant equity interest in a competitor or any direct or indirect pecuniary interest in any material contract with a competitor and a general description of such equity or pecuniary interest.

For director nominations made by stockholders, our bylaws also require a stockholder’s written notice thereof to contain, among other things, with respect to each proposed director nominee:

•	the name, age, business, and residence address of the proposed nominee;

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DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS

•	the proposed nominee’s consent to being named in the proxy statement as a nominee to serve as a director if elected;

•

a description of all compensation and other material monetary agreements, arrangements, and understandings entered into by or on behalf of the stockholder or any beneficial owner, on the one hand, and the proposed nominee, on the other hand;

•	any other information relating to the proposed nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act; and

•

with respect to a proxy access bylaw nomination, a copy of the Schedule 14N filed with the SEC pursuant to Rule 14a-18 under the Exchange Act (including the details of any relationship not disclosed in the Schedule 14N that would have been described pursuant to Item 6(e) thereof if it existed on the date of submission thereof).

We may also require a proposed nominee to furnish other information (in the form of questionnaires and otherwise) to determine the eligibility of such proposed nominee to serve as one of our directors.

For stockholder proposals other than director nominations, our bylaws further require a stockholder’s written notice thereof to contain, among other things, a brief description of the business (including the text of the proposed business proposal), the reasons for bringing such business at the annual meeting, and whether and the extent to which the stockholder or any beneficial owner has any material interest in such business proposal and a general description of such material interest.

Prior to making any submission to us, we encourage our stockholders to carefully review, as applicable, the full text of SEC Rule 14a-8 and the full text of our bylaws for additional requirements to nominate a person for election to our Board of Directors (including information regarding proxy access eligibility, procedural and disclosure requirements, and other relevant requirements to nominate directors) or to submit a proposal for other business at the annual meeting.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

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OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

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APPENDIX A    ADJUSTED EBITDAS

Adjusted EBITDAS, as used in the Proxy Statement and our 2020 Executive Annual Cash Incentive Program, is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles (“GAAP”). While we believe that this measure is useful in evaluating our performance and for purposes of determining annual cash incentive, investors should not consider it to be a substitute for financial measures prepared in accordance with GAAP. In addition, this financial measure may differ from similarly titled financial measures used by other companies and does not necessarily provide a comparable view of our performance relative to other companies in similar industries.

The table below shows for fiscal years 2020 and 2019 the reconciliation of our GAAP net income as reported in our Annual Reports on Form 10-K to non-GAAP Adjusted EBITDAS.

SMITH & WESSON BRANDS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDAS

(in thousands)

(Unaudited)

	For the Years Ended
	April 30, 2020	April 30, 2019
GAAP net income	$(61,230)	$18,410
Interest expense	11,604	9,790
Income tax expense/(benefit)	1,281	10,328
Depreciation and amortization	53,371	52,770
Stock-based compensation expense	2,921	7,992
Diode Recall	(769)	–
Impairment of long-lived tangible assets	98,662	10,396
Fair value inventory step-up	–	454
Debt extinguishment costs	–	–
Acquisition-related costs	–	28
COVID-19	2,474	–
CEO separation	627	–
Transition costs	7,433	1,185
Change in contingent consideration	(100)	(60)

Non-GAAP Adjusted EBITDAS	$116,274	$111,293

98	2020 Proxy Statement

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site SMITH & WESSON BRANDS, INC. 2100 ROOSEVELT AVENUE and follow the instructions to obtain your records and to create an electronic SPRINGFIELD, MA 01104 voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SWBI2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D23096-P43604 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SMITH & WESSON BRANDS, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR All All Except nominee(s), mark “For All Except” and write the the following: number(s) of the nominee(s) on the line below. 1. PROPOSAL 1: ELECTION OF DIRECTORS: ! ! ! To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified: Nominees: 01) Robert L. Scott 05) Barry M. Monheit 02) Michael F. Golden 06) Mitchell A. Saltz 03) Anita D. Britt 07) Mark P. Smith 04) John B. Furman The Board of Directors recommends you vote AGAINST For Against Abstain the following proposal: The Board of Directors recommends you vote FOR the For Against Abstain 4. PROPOSAL 4: A stockholder proposal, if properly ! ! ! following proposals: presented at the meeting. 2. PROPOSAL 2: To provide a non-binding advisory vote ! ! ! on the compensation of our named executive officers and upon such matters which may properly come before the for fiscal 2020 (“say-on-pay”). meeting or any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, 3. PROPOSAL 3: To ratify the appointment of Deloitte & will be voted in the manner directed herein by the undersigned Touche LLP, an independent registered public accounting ! ! ! stockholder(s). If no directions are made, this proxy will firm, as the independent registered public accountant of be voted FOR all directors, FOR proposals 2 and 3, and our company for the fiscal year ending April 30, 2021. AGAINST proposal 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Please email address changes or comments to: investorrelations@smith-wesson.com. NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D23097-P43604 SMITH & WESSON BRANDS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2020 ANNUAL MEETING OF STOCKHOLDERS OCTOBER 13, 2020 The undersigned stockholder of SMITH & WESSON BRANDS, INC., a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 28, 2020, and hereby appoints Mark P. Smith and Deana L. McPherson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders of the Company, to be held on Tuesday, October 13, 2020, at 12:00 p.m., Eastern Time, online at www.virtualshareholdermeeting.com/SWBI2020 and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the say-on-pay proposal; FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company; AGAINST the stockholder proposal; and as said proxies deem advisable on such other matters as may come before the meeting. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS, “FOR” THE SAY-ON-PAY PROPOSAL, “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2021, AND “AGAINST” THE STOCKHOLDER PROPOSAL. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE.